Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189375
Registration No. 333-189375-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 26, 2015

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 17, 2013)

$

LyondellBasell Industries N.V.

$             % Senior Notes due 20

$             % Senior Notes due 20

LyondellBasell Industries N.V. is offering $             of its     % senior notes due 20     (the “20     notes”) and $             of its     % senior notes due 20         (the “20     notes”, and together with the 20     notes, the “notes”). Interest on the 20     notes and the 20     notes will accrue from                     , 2015 and will be payable on                 and                 of each year, beginning                     , 2015. The 20     notes will mature on             ,         and the 20     notes will mature on             ,         .

The notes will be the senior unsecured obligations of LyondellBasell Industries N.V. The notes will rank equally with all of the other senior unsecured indebtedness of LyondellBasell Industries N.V. The indenture governing the notes does not restrict the ability of LyondellBasell Industries N.V. to incur additional senior unsecured indebtedness.

LyondellBasell Industries N.V. may redeem the notes, in whole or in part, at any time at the redemption prices described beginning on page S-20. If a change of control triggering event as described on page S-21 occurs LyondellBasell Industries N.V. may be required to offer to purchase the notes from holders.

Investing in the notes involves risks. See “Risk Factors,” which begins on page S-10 of this prospectus supplement and any risk factors described in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 20 Note		Total	Per 20 Note		Total
Public Offering Price (1)		%	$		%	$
Underwriting discounts and commissions		%	$		%	$
Proceeds to us, before expenses		%	$		%	$

(1)	Plus accrued interest from , 2015 if delivery occurs after that date.

We intend to apply to list the notes on the Global Exchange Market of the Irish Stock Exchange.

The underwriters expect to deliver the notes to investors on or about                     , 2015 in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V.

Active Joint Book-Running Managers

Credit Suisse	Deutsche Bank Securities	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is                     , 2015.

PROSPECTUS SUPPLEMENT

PROSPECTUS

We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and none of us can provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state or jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is complete and accurate as of the date on the front cover of this prospectus supplement, but our business, financial condition or results of operations may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the notes. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in this prospectus supplement before making an investment decision.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of any offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Unless otherwise indicated or unless the context requires otherwise, in this prospectus supplement the terms “we,” “our” and “us” refer to LyondellBasell Industries N.V. (“LyondellBasell”) and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you that these statements are not guarantees of future performance as they involve assumptions about future events that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	the cost of raw materials represents a substantial portion of our operating expenses, and energy costs generally follow price trends of crude oil, natural gas liquids and/or natural gas; price volatility can significantly affect our results of operations and we may be unable to pass raw material and energy cost increases on to our customers due to the significant competition that we face, the commodity nature of our products and the time required to implement pricing changes;

•	our U.S. operations have benefited from low-cost natural gas and natural gas liquids; decreased availability of these materials (for example, from their export or regulations impacting hydraulic fracturing in the U.S.) could reduce the current benefits we receive;

•	if crude oil prices fell materially, or decrease relative to U.S. natural gas prices, we would see less benefit from low-cost natural gas and natural gas liquids and it could have a negative effect on our results of operations;

•	industry production capacities and operating rates may lead to periods of oversupply and low profitability; for example, there has been substantial capacity expansion announced in the U.S. olefins industry;

•	we may face operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failures, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental incidents) at any of our facilities, which would negatively impact our operating results; for example, because the Houston refinery is our only refining operation, we would not have the ability to increase production elsewhere to mitigate the impact of any outage at that facility;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring significant capital expenditures;

•	we may not be able to protect our market position or otherwise pass on cost increases to our customers due to the significant competition we face as a result of the commodity nature of many of our products;

•	changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate could increase our costs, restrict our operations and reduce our operating results;

•	our ability to implement business strategies and execute our organic growth plans may be negatively affected or restricted by, among other things, our ability to complete projects on time and on budget and other events that may affect our ability to execute projects and strategies;

•	uncertainties associated with worldwide economies could create reductions in demand and pricing, as well as increased counterparty risks, which could reduce liquidity or cause financial losses resulting from counterparty default;

•	the negative outcome of any legal, tax and environmental proceedings or changes in laws or regulations regarding legal, tax and environmental matters may increase our costs or otherwise limit our ability to achieve savings under current regulations;

•	any loss or non-renewal of favorable tax treatment under agreements or treaties, or changes in laws, regulations or treaties, may substantially increase our tax liabilities;

•	we may be required to reduce production or idle certain facilities because of the cyclical and volatile nature of the supply-demand balance in the chemical and refining industries, which would negatively affect our operating results;

•	we rely on continuing technological innovation, and an inability to protect our technology, or others’ technological developments could negatively impact our competitive position;

•	we have substantial international operations, and continued economic uncertainties, fluctuations in exchange rates, valuations of currencies and our possible inability to access cash from operations in certain jurisdictions on a tax-efficient basis, if at all, could negatively affect our liquidity and our results of operations;

•	we are subject to the risks of doing business at a global level, including wars, terrorist activities, political and economic instability and disruptions and changes in governmental policies, which could cause increased expenses, decreased demand or prices for our products and/or disruptions in operations, all of which could reduce our operating results;

•	if we are unable to comply with the terms of our credit facilities, indebtedness and other financing arrangements, those obligations could be accelerated, which we may not be able to repay; and

•	we may be unable to incur additional indebtedness or obtain financing on terms that we deem acceptable, including for refinancing of our current obligations; higher interest rates and costs of financing would increase our expenses.

Any of these factors, or a combination of these factors, could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Our management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

All subsequent written and oral forward looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 regarding the securities we or our selling securityholders may offer from time to time. This prospectus supplement does not contain all of the information found in the registration statement. For further information regarding LyondellBasell and the securities offered by this prospectus supplement, you should review the entire registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus supplement forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Such registration statement can also be downloaded from the SEC’s web site.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement. We incorporate by reference in this prospectus supplement the following documents that LyondellBasell has previously filed with the SEC and any subsequent filings made by LyondellBasell with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) prior to the completion of the offering:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 17, 2015: and

•	Current Report on Form 8-K, as filed with the SEC on February 20, 2015.

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number and may view the documents by accessing our website at www.lyb.com:

LyondellBasell Industries N.V.

c/o Lyondell Chemical Company

1221 McKinney Street, Suite 300

Houston, Texas 77010

Attn: Secretary to the Supervisory Board

(713) 309-7200

Other than the documents expressly incorporated herein by reference, the information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. This summary does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the notes discussed under “Risk Factors” beginning on page S-10 of this prospectus supplement and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference in this prospectus supplement, before making an investment decision.

LyondellBasell Industries N.V.

LyondellBasell is a public company with limited liability (naamloze vennootschap) incorporated under Dutch law by deed of incorporation dated October 15, 2009.

We are one of the world’s top five independent chemical companies based on revenues. We participate globally across the petrochemical value chain and are an industry leader in many of our product lines. Our chemicals businesses consist primarily of large processing plants that convert large volumes of liquid and gaseous hydrocarbon feedstocks into plastic resins and other chemicals. Our chemical products tend to be basic building blocks for other chemicals and plastics, while our plastic products are typically used in large volume applications. Our customers use our plastics and chemicals to manufacture a wide range of products that people use in their everyday lives including food packaging, home furnishings, automotive components, paints and coatings. Our refining business consists of our Houston refinery which processes crude oil into products such as gasoline, diesel and jet fuel.

The executive offices of LyondellBasell are located at 4th Floor, One Vine Street, London, W1J 0AH, The United Kingdom. LyondellBasell’s telephone number at that office is +44 (0) 207 220 2600 and its internet address is www.lyb.com. Other than the documents expressly incorporated herein by reference, the information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the notes.

Issuer	LyondellBasell Industries N.V.

Securities Offered	$ million aggregate principal amount of % Senior Notes due 20 .

$ million aggregate principal amount of % Senior Notes due 20 .

Maturity Dates	The 20 notes will mature on , 20 .

The 20 notes will mature on , 20 .

Interest	Interest on the 20 notes and the 20 notes will accrue at the rate of % and % per year, respectively, payable semi-annually in arrears on and of each year, commencing , 2015.

Ranking	The notes will constitute unsecured and unsubordinated indebtedness of LyondellBasell and will rank equally in right of payment with all other existing and future unsubordinated indebtedness of LyondellBasell. The notes will rank effectively junior in right of payment to LyondellBasell’s secured indebtedness, if any, to the extent of the collateral therefor and to all existing and future liabilities of its subsidiaries.

At December 31, 2014, LyondellBasell and its subsidiaries had approximately $7,107 million of indebtedness outstanding, and on a pro forma basis after giving effect to the offering of the notes, would have had approximately $ million of indebtedness outstanding (in each case, excluding intercompany indebtedness and guarantees of indebtedness of joint ventures). At December 31, 2014, LyondellBasell had no outstanding secured indebtedness (although subsidiaries of LyondellBasell had approximately $82 million of secured indebtedness outstanding as of such date).

At December 31, 2014, LyondellBasell’s subsidiaries had approximately $3,114 million of indebtedness, including approximately $2,457 million of indebtedness of LYB International Finance B.V. (“LYB International Finance”) and approximately $82 million of secured indebtedness, outstanding (excluding in each case intercompany indebtedness and guarantees of indebtedness of joint ventures) that would rank structurally prior to the notes with respect to the assets of such subsidiaries. LYB International Finance is a finance subsidiary with no significant assets of its own other than its intercompany loans advancing the proceeds of the existing guaranteed notes issued by LYB International Finance. The existing notes of LYB International Finance are guaranteed by LyondellBasell but not by any of LyondellBasell’s subsidiaries.

Optional Redemption	LyondellBasell may elect to redeem and repay any or all of the notes of either series at any time and from time to time prior to maturity, in minimum principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If LyondellBasell elects to redeem and repay the notes prior to , 20 (six months prior to the maturity date) in the case of the 20 notes or , 20 (six months prior to the maturity date) in the case of the 20 notes, LyondellBasell will pay an amount equal to the greater of 100% of the principal amount of the notes redeemed and repaid, and the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured six months prior to the maturity date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus basis points in the case of the 20 notes and plus basis points in the case of the 20 notes. If LyondellBasell elects to redeem and repay the notes on or after , 20 (six months prior to the maturity date) in the case of the 20 notes or , 20 (six months prior to the maturity date) in the case of the 20 notes LyondellBasell will pay an amount equal to 100% of the principal amount of the notes redeemed and repaid. LyondellBasell will pay accrued interest on the notes redeemed to the redemption date. See “Description of the Notes — Optional Redemption” in this prospectus supplement.

Change of Control Offer	If a change of control triggering event occurs with respect to a series of notes, holders of the notes of such series may require LyondellBasell to purchase all or a portion of such holders’ notes of such series at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase. See “Description of the Notes — Change of Control Offer” in this prospectus supplement.

Certain Covenants	LyondellBasell will issue the notes under its indenture with Wells Fargo Bank, N.A., the trustee. The indenture, among other things, restricts our ability to:

•	create, incur or assume debt secured by liens;

•	enter into certain sale and lease-back transactions; and

•	enter into consolidations, mergers or sales of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in “Description of the Notes — Certain Covenants.”

Absence of Public Market for the Notes / Listing	The notes are new issues of debt securities with no established trading market. We intend to apply to list the notes on the Global Exchange Market of the Irish Stock Exchange. However, we are not obligated to list the notes on the Global Exchange Market of the Irish Stock Exchange or any other trading market. Furthermore, if listed, we may discontinue such listing at any time in our discretion without notice to the holders of the notes.

Use of Proceeds	We intend to use the net proceeds from sales of the notes for general corporate purposes, including repurchases of LyondellBasell’s ordinary shares.

Separate Series / Additional Issuances	The terms of the 20 notes and the 20 notes will be identical, except as set forth in this prospectus supplement. The 20 notes and 20 notes will each constitute a separate series of notes under the indenture relating to the notes. Each such series will be separate from any other series of debt securities that may be issued from time to time in the future under the indenture.

The issuance of each of the 20 notes and the 20 notes is not conditioned on the issuance of the other series of notes.

LyondellBasell may, without the consent of the holders of the notes, create and issue additional notes of either series ranking equally and ratably with the notes of such series in all respects except for the issue date, the public offering price, the initial interest payment date, if applicable, and the payment of interest accruing prior to the issue date of such additional notes. Any such additional notes, together with the notes of the same series offered hereby, will constitute a single series of securities under the indenture relating to the notes.

Governing Law	State of New York.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for factors you should consider before deciding to invest in the notes.

Summary Historical Financial Data

The following summary historical financial data of LyondellBasell should be read in conjunction with the consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference herein. See “Where You Can Find More Information.” The summary historical financial data of LyondellBasell as of and for the years ended December 31, 2014 and 2013 were derived from its audited consolidated financial statements.

	Year Ended December 31,
	2014	2013
	(in millions of dollars, except per share data and ratios)
Results of operations data:
Sales and other operating revenues	$45,608	$44,062
Operating income	5,736	5,102
Income from continuing operations	4,172	3,860
Earnings per share from continuing operations:
Basic	8.04	6.81
Diluted	8.00	6.76
Balance sheet data (as of period end):
Total current assets	11,645	14,599
Total assets	24,283	27,298
Total current liabilities	5,437	5,510
Total long-term debt (a)	6,757	5,776
Total equity	8,344	12,154
Other financial data:
Ratio of Earnings to Fixed Charges (b)	11.94x	12.53x

(a)	Excludes current maturities of long-term debt.
(b)	We computed our consolidated ratios of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges consists of earnings from continuing operations before income taxes, undistributed earnings from affiliated companies’ non-controlling interests, cumulative effect of accounting changes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

RISK FACTORS

An investment in the notes involves risk. You should carefully consider the following risks as well as the other information included or incorporated by reference in this prospectus supplement, including our financial statements and related notes, before investing in the notes. In addition to the risk factors set forth below, please read the information included or incorporated by reference under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our securities, including the notes, could decline and you may lose all or part of your investment.

Risks Related to the Notes

The notes will be effectively subordinated to all liabilities of LyondellBasell’s subsidiaries.

The notes will be structurally subordinated to indebtedness and other liabilities of LyondellBasell’s subsidiaries. In the event of a bankruptcy, insolvency, liquidation, dissolution or reorganization of any of LyondellBasell’s subsidiaries, those subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to LyondellBasell.

The notes will not be guaranteed by any of LyondellBasell’s subsidiaries. LyondellBasell’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available for such purposes. Therefore, whether by dividends, loans, distributions or other payments, any right that LyondellBasell has to receive any assets of any of its subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries, if any.

As of December 31, 2014, LyondellBasell’s subsidiaries had approximately $3,114 million of indebtedness, including approximately $2,457 million of indebtedness of LYB International Finance and approximately $82 million of secured indebtedness, outstanding (excluding, in each case, intercompany indebtedness and guarantees of indebtedness of joint ventures) that would rank effectively prior to the notes with respect to the assets of such subsidiaries. LYB International Finance is a finance subsidiary with no significant assets of its own other than its intercompany loans advancing the proceeds of the existing guaranteed notes issued by LYB International Finance. The existing notes of LYB International Finance are guaranteed by LyondellBasell but not by any of LyondellBasell’s subsidiaries. Subject to the limits in any applicable indentures or other agreements, LyondellBasell’s subsidiaries may incur more debt, and those indentures and other agreements do not limit the incurrence of liabilities that are not indebtedness such as, for example, contractual obligations and unfunded pension liabilities.

LyondellBasell is a holding company and depends upon cash distributions from its subsidiaries to meet its financial obligations.

As a holding company, LyondellBasell conducts its operations through its operating subsidiaries, and its only significant assets are the capital stock of its subsidiaries. Accordingly, its ability to meet its financial obligations, including its obligations under the notes, depends upon the ability of its subsidiaries to make cash distributions to it. Any of its subsidiaries’ declaration of bankruptcy, liquidation, reorganization or acceleration of the payment of any part of their indebtedness or other liabilities could materially adversely affect their ability to make cash distributions to LyondellBasell. Additionally, the ability of LyondellBasell’s subsidiaries to make distributions to it is, and will continue to be, restricted by, among other limitations, applicable provisions of federal and state law and contractual provisions. Any inability of LyondellBasell’s subsidiaries to make dividends or distributions to it, whether by reason of financial difficulties or other restrictions, could have a material adverse effect on its ability to service and repay its indebtedness, and meet its financial obligations.

The notes will be unsecured and effectively subordinated to the rights of LyondellBasell’s secured debt, if any.

The notes will be LyondellBasell’s general unsecured obligations and will rank pari passu in right of payment with all of LyondellBasell’s existing and future senior indebtedness. As of December 31, 2014, LyondellBasell had no outstanding secured indebtedness (although subsidiaries of LyondellBasell had approximately $82 million of secured indebtedness outstanding as of such date). The notes will rank effectively junior in right of payment to any of LyondellBasell’s secured indebtedness to the extent of the collateral therefor. If LyondellBasell is declared bankrupt, becomes insolvent or is liquidated or reorganized, or the payment of any part of its indebtedness is accelerated, any of its secured indebtedness will be entitled to be paid in full from its assets securing that indebtedness before any payment may be made with respect to the notes. Holders of the notes will participate ratably in the remaining assets with all holders of LyondellBasell’s other unsecured indebtedness that does not rank junior to the notes, including all of their other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

The covenants under the indenture governing the notes permit substantial amounts of additional secured indebtedness to be incurred by LyondellBasell and its subsidiaries.

Federal, state and foreign statutes allow courts, under specific circumstances, to void the notes.

The issuance of the notes may be subject to review under federal, state and foreign fraudulent transfer and conveyance statutes. While the relevant laws may vary from jurisdiction to jurisdiction, under such laws the issuance of the notes would generally be a fraudulent conveyance if (1) LyondellBasell issued the notes with the actual intent of hindering, delaying or defrauding creditors or (2) LyondellBasell received less than reasonably equivalent value or fair consideration in return for issuing the notes and, in the case of (2) only, one of the following is also true:

•	LyondellBasell was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	the issuance of the notes left LyondellBasell with an unreasonably small amount of capital to carry on its business; or

•	LyondellBasell intended to, or believed that it would, incur debts beyond its ability to pay as they mature or become due.

If a court were to find that the issuance of the notes was a fraudulent conveyance, the court could void the payment obligations under the notes or subordinate the notes to presently existing and future indebtedness of LyondellBasell, or require the holders of the notes to repay any amounts received. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes.

To the extent that the proceeds from this offering of notes are used to repurchase LyondellBasell’s ordinary shares, a court could conclude that the notes were issued for less than reasonably equivalent value or fair consideration.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or LyondellBasell was solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes would not be subordinated to any of LyondellBasell’s other debt.

There are limited covenants in the indenture governing the notes.

The indenture governing the notes contains limited covenants, including those restricting our ability to incur secured indebtedness, enter into certain sale and lease-back transactions or enter into consolidations, mergers or sales of all or substantially all of our assets. The restrictions on secured indebtedness and sale and lease-back covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities — Restrictive Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be effectively subordinated to holders of secured indebtedness.

The terms of the indenture governing the notes may restrict our ability to respond to changes or to take certain actions.

The indenture governing the notes contains restrictive covenants that may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to:

•	incur secured indebtedness;

•	enter into certain sale and lease-back transactions; or

•	enter into certain consolidations, mergers, or sales of all or substantially all of our assets.

A breach of the covenants under our indentures or other debt and credit arrangements could result in an event of default under the applicable indebtedness. Any such default may allow the creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, an event of default under LyondellBasell’s credit facilities would permit the lenders thereunder to terminate all commitments to extend further credit under the applicable facilities. In the event our lenders or holders of our notes accelerate the repayment of our borrowings, we cannot assure you that we would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

Insolvency laws of jurisdictions outside of the U.S. may preclude holders of the notes from recovering payments due on the notes.

LyondellBasell is organized under the laws of The Netherlands. The insolvency laws of The Netherlands may not be as favorable to your interests as creditors as the laws of the U.S. or other jurisdictions with which you may be familiar.

U.S. investors in the notes may have difficulties enforcing certain civil liabilities.

LyondellBasell is organized under the laws of The Netherlands. We have agreed, in accordance with the terms of the indenture under which the notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture and the notes brought in any federal or state court located in New York

City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for securityholders to enforce judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws against certain of our assets. A judgment of a U.S. court based solely upon civil liability under those laws may be unenforceable outside of the U.S. In addition, awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in jurisdictions outside of the U.S.

LyondellBasell may not be able to fulfill its repurchase obligations in the event of a change of control triggering event.

Upon the occurrence of a change of control triggering event, as defined in the notes, with respect to a series of notes LyondellBasell will be required to offer to repurchase all outstanding notes of such series at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the purchase date. Additionally, such events may also constitute a change of control event or an event of default under our other indebtedness and credit facilities and arrangements. Further, LyondellBasell’s failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture governing the notes. See “Description of the Notes — Change of Control Offer.” The source of funds for any required purchases of the notes will be our available cash or cash generated from LyondellBasell’s subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. LyondellBasell may not be able to repurchase tendered and not withdrawn notes upon a change of control triggering event because we may not have sufficient financial resources. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms, or at all. Further, LyondellBasell’s ability to repurchase tendered and not withdrawn notes upon a change of control triggering event may be limited by law. In order to avoid LyondellBasell’s repurchase obligations upon a change of control triggering event and any related repurchase obligations, events of default and potential breaches under our other debt arrangements, we may be discouraged from entering into certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, or the disposition of a “disposed group” (as defined in the accompanying prospectus under the caption “Description of Debt Securities – Limitation on Mergers and Consolidations”), may not, under the notes of a series, constitute a “change of control triggering event” that would require LyondellBasell to repurchase the notes of such series, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes of such series. See “Description of the Notes — Change of Control Offer.”

The definition of change of control in the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes of such series to require LyondellBasell to repurchase the notes of such series as a result of a sale of less than all our assets to another person may be uncertain.

A downgrade, suspension or withdrawal of the rating assigned by any rating agency to the notes or to us could cause the liquidity or market value of the notes to decline.

We and the notes have been rated by nationally recognized statistical ratings organizations, and may in the future be rated by additional rating agencies. Any rating so assigned may be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse change to our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

There is no established trading market for the notes and one may not develop.

There is currently no established trading market for the notes or trading history and an active market may not develop. If an active market does develop such market may cease at any time. We intend to apply to list the notes on the Global Exchange Market of the Irish Stock Exchange. We have no obligation to list the notes and we may discontinue a listing at any time in our discretion without notice to the holders. Further, no assurance can be made that such application will be approved. As a result, you may not be able to resell your notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the notes as collateral for loans. In addition, in response to prevailing interest rates and market conditions generally or other factors referred to in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” the notes could trade at a price higher or lower than their initial offering price and you may not be able to liquidate your investment in the notes.

We expect that the trading price of the notes will be significantly affected by changes in the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

If interest rates, or expected future interest rates, rise during the term of the notes, the trading price of the notes will likely decrease. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Furthermore, the trading price of the notes will likely be significantly affected by any change in our credit quality and any ratings assigned to us or our debt. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the notes. In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional indebtedness or repurchasing LyondellBasell’s ordinary shares, there can be no guarantee that our credit quality will not decline during the term of the notes, which would likely negatively impact the trading price of the notes. Furthermore, a downgrade of our senior unsecured credit ratings could adversely affect our access to capital markets and our cost of borrowing and result in more restrictive covenants in future debt agreements.

Risks Related to the Company

For a discussion of certain risks related to our business and industries, see “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $             million (after deducting underwriting discounts and commissions and estimated offering expenses).

We intend to use such net proceeds for general corporate purposes, including repurchases of LyondellBasell’s ordinary shares. Other general corporate purposes may include, among other things, funding for working capital, capital expenditures, and acquisitions. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2014 on an actual basis and on a pro forma basis to give effect to the consummation of the offering (without giving effect to the use of proceeds therefrom). This table should be read with LyondellBasell’s consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in LyondellBasell’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which are incorporated in this prospectus supplement by reference.

	As of December 31, 2014
Millions of dollars	Actual	Pro Forma
Cash and cash equivalents (1)	$1,033	$

Debt, including current maturities:
$2,000 million Senior Revolving Credit Facility	$—		$—
$1,000 million U.S. Receivables Securitization Facility	—		—
€450 million European Receivables Securitization Facility	—		—
Short-term debt	346		346
Current maturities of long-term debt	4		4
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—
5.0% Senior Notes due 2019 (2)	1,993		1,993
6.0% Senior Notes due 2021	1,000		1,000
4.0% Guaranteed Notes due 2023 (3)	741		741
5.75% Senior Notes due 2024	1,000		1,000
8.1% Guaranteed Notes due 2027	300		300
5.25% Guaranteed Notes due 2043 (4)	728		728
4.875% Guaranteed Notes due 2044 (5)	988		988
Other long term debt	7		7

Total debt, including current maturities:	7,017
Noncontrolling interest	30		30
Stockholders’ equity	8,314		8,314

Total capitalization	$15,451	$

(1)	Includes $12 million of restricted cash.
(2)	Includes $2 million fixed-for-floating interest rate swap adjustment.
(3)	Includes $9 million of unamortized discount.
(4)	Includes $22 million of unamortized discount.
(5)	Includes $12 million of unamortized discount.

DESCRIPTION OF THE NOTES

The notes will be issued under and pursuant to an indenture dated as of                     , 2015 between LyondellBasell, as issuer, and Wells Fargo Bank, N.A., as trustee. The notes will be issued pursuant to a resolution of LyondellBasell’s managing board, and an accompanying officer’s certificate setting forth the specific terms applicable to the notes.

This description of the notes is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. Since this description of the notes is only a summary, you should refer to the indenture and the notes, a copy of which has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part, for a complete description of our obligations under the notes and the indenture and your rights as a holder of the notes.

The 20     Notes. The 20     notes will:

•	constitute a new series of debt securities issued under the indenture and will be initially limited to an aggregate principal amount of $ million; and

•	mature on , 20 .

The 20     Notes. The 20     notes will:

•	constitute a new series of debt securities issued under the indenture and will be initially limited to an aggregate principal amount of $ million; and

•	mature on , 20 .

The Notes. Each series of the notes will:

•	be the general unsecured, senior obligations of LyondellBasell;

•	not be entitled to the benefit of any sinking fund;

•	be initially issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

•	be issued only in book-entry form represented by global notes registered initially in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC, and deposited with the trustee, as custodian for DTC.

Interest on the notes. Interest on the notes will:

•	accrue on the notes at the rate of % per annum in the case of the 20 notes and % per annum in the case of the 20 notes;

•	accrue from , 2015 or the most recent interest payment date;

•	be payable in cash semi-annually in arrears on and of each year, beginning on , 2015;

•	be payable to holders of record on the and immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment and Transfer

Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its direct and indirect participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by LyondellBasell for such purpose (which initially will be the corporate trust office of the trustee).

Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at LyondellBasell’s option, be made at the corporate trust office of the trustee.

No service charge will be made for any registration of transfer or exchange of notes, but LyondellBasell may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. LyondellBasell is not required to transfer or exchange any note selected for redemption for a period beginning 15 business days before selection of notes to be redeemed and ending on the day of mailing of the notice of redemption.

The registered holder of a note will be treated as the owner of it for all purposes.

Ranking

The notes will constitute unsecured and unsubordinated indebtedness of LyondellBasell and will rank equally in right of payment with all other existing and future unsubordinated indebtedness of LyondellBasell. The notes will rank effectively junior in right of payment to LyondellBasell’s secured indebtedness, if any, to the extent of the collateral therefor, and structurally junior to all existing and future liabilities of LyondellBasell’s subsidiaries.

At December 31, 2014, LyondellBasell had approximately $7,107 million of indebtedness outstanding, including approximately $3,114 million of indebtedness outstanding of its subsidiaries (including approximately $2,457 million of indebtedness of LYB International Finance, and on a pro forma basis after giving effect to the offering of the notes, would have had approximately $         million of indebtedness outstanding (in each case, excluding intercompany indebtedness and guarantees of indebtedness of joint ventures). LYB International Finance is a finance subsidiary with no significant assets of its own other than its intercompany loans advancing the proceeds of the existing guaranteed notes issued by LYB International Finance. The existing notes of LYB International Finance are guaranteed by LyondellBasell but not by any of LyondellBasell’s subsidiaries. At December 31, 2014, LyondellBasell had no secured indebtedness, although subsidiaries of LyondellBasell had approximately $82 million of outstanding secured indebtedness as of such date.

We are permitted under the indenture to issue substantial amounts of additional indebtedness in the future.

Optional Redemption

Prior to the applicable Par Call Date, the notes of each series will be redeemable and repayable, at LyondellBasell’s option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes of such series to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes of such series to be redeemed that would be due if such notes matured on the applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus basis points in the case of the 20 notes and plus basis points in the case of the 20 notes;

plus, in either case, accrued and unpaid interest to the date of redemption.

On or after the applicable Par Call Date, the notes of each series will be redeemable and repayable, at LyondellBasell’s option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes of a series will state, among other things, the amount of notes of such series to be redeemed, the redemption date, the redemption price or, if not ascertainable, the manner of determining the redemption price and the place(s) that payment will be made upon presentation and surrender of notes to be redeemed. Unless LyondellBasell defaults in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. Notes called for redemption will be redeemed and repaid in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If less than all the notes of a series are redeemed at any time, the trustee will select the notes of such series to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes of the applicable series to be redeemed, calculated as if the maturity date of such notes were the Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the notes of such series.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations obtained by the trustee for the redemption date, after excluding the highest and lowest of all Reference Treasury Dealer Quotations obtained, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the trustee.

“Independent Investment Banker” means Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC (and their respective successors), or, if each of such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee and reasonably acceptable to LyondellBasell.

“Par Call Date” means                     , 20         (six months prior to the maturity date) in the case of the 20         notes and                     , 20         (six months prior to the maturity date) in the case of the 20         notes.

“Reference Treasury Dealer” means (i) any of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (and their respective successors), unless each of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case LyondellBasell will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by LyondellBasell.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes of a series, an average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for such notes (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the notes of a series, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

Except as set forth above and below under “— Redemption for Changes in Taxes,” the notes will not be redeemable by LyondellBasell prior to maturity and will not be entitled to the benefit of any sinking fund.

Defeasance

The notes will be subject to legal defeasance and to covenant defeasance as provided under “Description of Debt Securities — Defeasance” in the accompanying prospectus.

Change of Control Offer

If a change of control triggering event occurs with respect to a series of notes, unless LyondellBasell has exercised its option to redeem the notes of such series as described above, LyondellBasell will be required to make an offer (a “change of control offer”) to each holder of the notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of such series on the terms set forth in such notes. In a change of control offer, LyondellBasell will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased (a “change of control payment”), plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase, subject to the right of holders of record on the applicable record date to receive interest due on the next interest payment date.

Within 30 days following any change of control triggering event or, at LyondellBasell’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes of the relevant series describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice may, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

Upon the change of control payment date, LyondellBasell will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

LyondellBasell will not be required to make a change of control offer with respect to a series of notes upon the occurrence of a change of control triggering event with respect to such series of notes if a third party makes such an offer with respect to such series of notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by LyondellBasell and the third party repurchases all notes of such series properly tendered and not withdrawn under its offer. In addition, LyondellBasell will not repurchase any notes of a series if there has occurred and is continuing on the change of control payment date an event of default with respect to such series of notes under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event with respect to such series of notes.

LyondellBasell will comply with the applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of a series as a result of a change of control triggering event with respect to such series of notes. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes of a series, LyondellBasell will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes of such series by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of LyondellBasell’s assets and the assets of its subsidiaries, taken as a whole, to any person, other than LyondellBasell or one of its subsidiaries; or (2) LyondellBasell becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of LyondellBasell, other than by virtue of the imposition of a holding company, or the reincorporation of LyondellBasell in another jurisdiction, so long as the beneficial owners of the voting stock of LyondellBasell immediately prior to such transaction hold a majority of the voting power of the voting stock of such holding company or reincorporation entity immediately thereafter.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) LyondellBasell becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of LyondellBasell’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of LyondellBasell’s assets and the assets of LyondellBasell’s subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that LyondellBasell offer to repurchase the notes of a series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of LyondellBasell’s assets and the assets of LyondellBasell’s subsidiaries, taken as a whole, to another person may be uncertain.

Notwithstanding the foregoing, the disposition of a “disposed group” will not constitute a change of control pursuant to clause (1) of the definition thereof. See “Description of Debt Securities — Limitation on Mergers and Consolidations” in the accompanying prospectus.

The occurrence of events that would constitute a change of control may also constitute an event of default under or require repurchase of LyondellBasell’s other indebtedness. Future indebtedness of LyondellBasell or its subsidiaries may contain prohibitions on certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control. Moreover, the exercise by the holders of their right to require LyondellBasell to repurchase the notes of a series could cause a default under LyondellBasell’s other indebtedness or credit facilities, even if the change of control itself does not, due to the financial effect of such repurchase on LyondellBasell. Finally, LyondellBasell’s ability to repurchase the notes of a series upon a change of control triggering event with respect to such series of notes may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Relating to the Notes — LyondellBasell may not be able to fulfill its repurchase obligations in the event of a change of control triggering event.”

The provisions under the indenture relating to LyondellBasell’s obligation to make an offer to repurchase the notes of a series as a result of a change of control triggering event with respect to such series of notes may be waived or modified with the consent of the holders of a majority in aggregate principal amount of the notes of such series.

“change of control triggering event” means the occurrence of both a change of control and a rating event.

“investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by LyondellBasell.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agencies” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes of the relevant series or fails to make a rating of the notes of such series publicly available for reasons outside of LyondellBasell’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by LyondellBasell (as certified by a resolution of LyondellBasell’s managing board) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“rating event” means the rating on the notes of the applicable series is lowered by both of the two rating agencies and the notes of such series are rated below an investment grade rating by both of the two rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes of such series is under publicly announced consideration for a possible downgrade by either of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a change of control or LyondellBasell’s intention to effect a change of control and ending 60 days following consummation of such change of control.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Certain covenants in the indenture limit LyondellBasell’s ability and the ability of its subsidiaries to:

•	create, incur or assume debt secured by liens;

•	enter into sale and lease-back transactions; and

•	merge, consolidate or transfer all or substantially all of LyondellBasell’s assets.

For a description of these covenants, see “Description of Debt Securities — Limitation on Mergers and Consolidations” and “— Restrictive Covenants” in the accompanying prospectus.

Redemption for Changes in Taxes

LyondellBasell may redeem the notes of a series, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by LyondellBasell for redemption and all additional amounts (if any) then due and which will become due on that date as a result of the redemption or otherwise (subject to the right of holders of the notes of such series on the relevant record date to receive interest when due and additional amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the notes of such series, LyondellBasell is or would be required to pay additional amounts (as described below under “— Additional Amounts”), and LyondellBasell cannot avoid any such payment obligation by taking reasonable measures available, and the requirement arises as a result of:

(1) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of a Tax Jurisdiction affecting taxation which change or amendment becomes effective on or after the issue date (or, if a jurisdiction becomes a Tax Jurisdiction after the issue date, the date on which such jurisdiction Tax Jurisdiction became a Tax Jurisdiction under the indenture); or

(2) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings of a Tax Jurisdiction (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment application or interpretation becomes effective on or after the issue date (or, if a jurisdiction becomes a Tax Jurisdiction after the issue date, the date on which such jurisdiction became a Tax Jurisdiction under the indenture).

LyondellBasell will not give any such notice of redemption earlier than 90 days prior to the earliest date on which LyondellBasell would be obligated to make such payment or withholding if a payment were then due, and at the time such notice is given, the obligation to pay additional amounts must remain in effect. Prior to the publication or, where relevant, mailing of any notice of redemption pursuant to the foregoing, LyondellBasell will deliver to the trustee an opinion of counsel to the effect that there has been such change or amendment that would entitle LyondellBasell to redeem the notes of a series under the indenture. In addition, before LyondellBasell publishes or mails notice of redemption of the notes of a series as described above, it will deliver to the trustee an officer’s certificate to the effect that it cannot avoid the obligation to pay additional amounts by taking reasonable measures available to it.

The trustee will accept such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the notes of the relevant series.

“Tax Jurisdiction” means any jurisdiction in which LyondellBasell (or a successor entity) is incorporated or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which payment is made or deemed to be made by LyondellBasell from time to time.

Additional Amounts

All payments made under or with respect to the notes of each series will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes imposed or levied by or on behalf of any applicable Tax Jurisdiction unless the withholding or deduction of such taxes is then required by law. If any deduction or withholding for, or on account of, any taxes imposed or levied by or on behalf of any applicable Tax Jurisdiction, will at any time be required to be made from any payments made under or with respect to the notes of a series, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, LyondellBasell will pay such additional amounts as may be necessary in order that the aggregate net amounts received in respect of such payments by the beneficial owners of such notes (including additional amounts) after such withholding, deduction or imposition will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided that no additional amounts will be payable with respect to:

(1) any note presented for payment in the United Kingdom;

(2) any taxes that would not have been imposed but for the holder’s or beneficial owner’s present or former connection with the relevant Tax Jurisdiction or but for any such connection on the part of a partner, beneficiary, settlor or shareholder of such holder or beneficial owner (other than any connection resulting from the acquisition, ownership, holding or disposition of debt securities, the receipt of payments thereunder and/or the exercise or enforcement of rights under any debt securities);

(3) any taxes that are imposed or withheld as a result of the failure of the holder of notes of the relevant series or beneficial owner of the notes of such series to comply with any reasonable written request, made to that holder or beneficial owner in writing at least 30 days before any such withholding or deduction would be payable, by LyondellBasell to provide timely and accurate information concerning the nationality, residence or identity of such holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to any exemption from or reduction in all or part of such taxes to which such holder is entitled;

(4) any note presented for payment more than 30 days after the relevant payment is first made available for payment to the holder;

(5) any payment of principal or interest on the notes of the relevant series made to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that such payment would be required to be included in the income under the laws of the Tax Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of the notes of such series;

(6) any estate, inheritance, gift, sales, transfer, personal property or similar taxes;

(7) any taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant the European Council Directive 2003/48/EC on the taxation of savings income which was adopted by the ECOFIN Council on June 3, 2003 (as the same may be amended from time to time) or any law or other government regulation implementing or complying with, or introduced in order to conform to such directive (the “EU Savings Tax Directive”);

(8) any taxes payable other than by deduction or withholding from payments under, or with respect to, the notes of the relevant series;

(9) any taxes imposed by the United States or any political subdivision thereof or tax authority therein; or

(10) any combination of items (1) through (9) above.

If LyondellBasell becomes aware that it will be obligated to pay additional amounts pursuant to this covenant with respect to any payment under or with respect to notes of the relevant series, LyondellBasell will deliver to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay such additional amounts arises after the 30th day prior to that payment date, in which case LyondellBasell shall notify the trustee promptly thereafter) an officer’s certificate of LyondellBasell stating the fact that such additional amounts will be payable pursuant to this covenant and the amount estimated to be so payable. Such officer’s certificate must also set forth any other information reasonably necessary to enable the paying agents to pay such additional amounts to holders on the relevant payment date. The trustee shall be entitled to rely solely on such officer’s certificate as conclusive proof that such payments are necessary. LyondellBasell will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of additional amounts.

LyondellBasell will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. Upon request, LyondellBasell will provide to the trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the trustee evidencing the payment of any taxes so deducted or withheld. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the trustee to the holders of the notes of the relevant series.

The obligations in this covenant will survive any transfer by a holder or beneficial owner of its notes and will apply mutatis mutandis to any jurisdiction in which any successor person to LyondellBasell is incorporated or resident for tax purposes or any jurisdiction from or through which such person makes any payment on such notes and any department or political subdivision thereof or therein.

Future Issuances of Notes

LyondellBasell may from time to time, without notice or the consent of the registered holders of either series of the notes, create and issue additional notes of such series ranking equally and ratably with the notes of such series in all respects (or in all respects except for the issue date, the public offering price, the initial interest payment date, if applicable, and the payment of interest accruing prior to the issue date of such additional notes), so that such additional notes shall be consolidated and form a single series with the related series of notes offered hereby and shall have the same terms as to status, redemption or otherwise as the related series of notes offered hereby; provided, however, that if such additional notes are not fungible with the other notes of the same series for U.S. federal income tax purposes, such additional notes will not have the same “CUSIP” number as the other notes. There are no restrictions in the indenture or the notes on the amount of additional notes that LyondellBasell might issue in the future. We may at any time purchase notes in the open market or otherwise at any price.

Book-Entry Systems

LyondellBasell will issue the notes of each series in the form of one or more fully registered global notes, without coupons, each of which we refer to as a “global note.” Each such global note will be registered in the name of a nominee of The Depository Trust Company, or DTC. Unless and until definitive notes are issued, all references to actions by holders of notes issued in global form refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to the holders refer to payments and notices to the nominee of DTC as the registered holder of such notes.

Where appropriate, links will be established among DTC, Euroclear Bank S.A./N.V., or the Euroclear Operator, as an operator of the Euroclear System, or Euroclear, and Clearstream Banking S.A., or Clearstream, to facilitate the initial issuance of any notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time. None of LyondellBasell or the trustee or any registrar and transfer agent with respect to the notes will have any responsibility for the performance by DTC, Euroclear, Clearstream or any of their respective direct or indirect participants of their respective obligations under the rules and procedures governing DTC’s, Euroclear’s or Clearstream’s operations.

While the following information concerning DTC, Euroclear and Clearstream and their respective book-entry systems has been obtained from sources that we believe to be reliable, we do not take any responsibility for the accuracy of that information.

DTC

DTC has advised us and the underwriters as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

•	DTC holds securities for its participating organizations, referred to as “direct DTC participants,” and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

•	DTC is owned by The Depository Trust & Clearing Corporation, which is owned by a number of its direct participants and by The New York Stock Exchange, Inc., NYSE Alternext US LLC and the Financial Industry Regulatory Authority, Inc.

•	The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

Purchases of notes under the DTC system must be made by or through direct DTC participants, which will receive a credit for the notes in DTC’s records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect DTC participants’ records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct DTC participants are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

So long as DTC’s nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the notes for all purposes under the indenture. Except as provided below, beneficial owners will not be entitled to have any of the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct DTC participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct DTC participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or LyondellBasell, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the trustee or LyondellBasell, disbursement of such payments to direct DTC participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect DTC participants.

DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. In addition, LyondellBasell may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under those circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

None of LyondellBasell, the trustee and the underwriters will have any responsibility or obligation to direct DTC participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct DTC participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct DTC participants or beneficial owners.

So long as the notes are in DTC’s book-entry system, secondary market trading activity in the notes will settle in immediately available funds. LyondellBasell will make all applicable payments on the notes issued as global notes in immediately available funds.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance Systems, S.C., a Belgian cooperative, or the “cooperative.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the securities offered by this prospectus supplement or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Euroclear will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depositary for the notes, it will record the total ownership of the notes of the U.S. agent of Euroclear as a participant in DTC. When the notes are to be transferred from the account of a direct DTC participant to the account of a Euroclear participant, the purchaser must send instructions to Euroclear through a Euroclear participant at least one day prior to settlement. Euroclear will instruct its U.S. agent to receive the notes against payment. After settlement, Euroclear will credit its participant’s account with the interest in the notes purchased. Credit for the notes will appear on the next day (European time).

In instances in which the notes are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Euroclear participant wishes to transfer the notes to a direct DTC participant, the seller will be required to send instructions to Euroclear through a Euroclear participant at least one business day prior to settlement. In these cases, Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear on the days when Euroclear is open for business. Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Euroclear on the same business day as in the United States.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by the Deutsche Börse Group. The shareholders of this entity are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters of the securities offered by means of this prospectus supplement or one or more of their affiliates. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect DTC participant.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Clearstream will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depositary for the notes, it will record the total ownership of the notes of the U.S. agent of Clearstream as a participant in DTC. When the notes are to be transferred from the account of a direct DTC participant to the account of a Clearstream participant, the purchaser must send instructions to Clearstream through a Clearstream participant at least one day prior to settlement. Clearstream will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream will credit its participant’s account with the interest in the notes. Credit for the notes will appear on the next day (European time).

In instances in which the notes are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Clearstream participant wishes to transfer the notes to a direct DTC participant, the seller will be required to send instructions to Clearstream through a Clearstream participant at least one business day prior to settlement. In these cases, Clearstream will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream on the days when Clearstream is open for business. Clearstream may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Clearstream on the same business day as in the United States.

TAX CONSEQUENCES

Material U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes. This discussion is limited to U.S. holders (as defined below) of the notes who purchase the notes for cash at the initial offering price and who hold the notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986 as amended, or the Code (generally, property held for investment).

This discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to a particular U.S. holder of notes and, except as otherwise expressly noted, does not consider any aspects of U.S. federal tax law other than income taxation.

This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to U.S. holders in light of their particular circumstances or to U.S. holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	a financial institution, insurance company, regulated investment company or real estate investment trust;

•	a tax-exempt organization, retirement plan or pension fund;

•	a dealer in securities, or a trader electing to mark to market;

•	an S corporation or an entity treated as a partnership or pass-through entity for U.S. federal income tax purposes;

•	a person that holds notes as part of a straddle, wash sale or conversion, or other risk reduction transaction;

•	a person that is subject to the alternative minimum tax;

•	a person that actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	a person whose functional currency is not the U.S. dollar; or

•	an individual that is a former U.S. citizen or former long-term resident of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that is (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate whose worldwide income is subject to U.S. federal income taxation on a net basis or (iv) a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a beneficial owner of notes is treated as a partnership for U.S. federal income tax purposes, the tax consequences of holding and disposing of the notes will depend on a variety of factors, including the activities of the partnership and the status of its partners. A beneficial owner of notes that is treated as a partnership for U.S. federal income tax purposes and a partner in such a partnership are urged to consult their own tax advisors regarding the tax consequences associated with holding and disposing of the notes.

THE DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A BENFICIAL OWNER’S PARTICULAR SITUATION. INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX LAWS APPLICABLE TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY OTHER TAX CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS AND UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Certain contingent payments

Under certain circumstances (see “Description of the Notes — Change of Control Offer” and “Description of the Notes — Additional Amounts”), we may be obligated to pay amounts on the notes that are in excess of stated interest on or principal of the notes. We believe and intend to take the position that the likelihood that we will be required to make such payments is remote as of the issue date of the notes and therefore that these provisions do not cause the notes to be treated as “contingent payment debt instruments” within the meaning of the applicable Treasury regulations. Assuming this position is respected, a U.S. holder would be required to include in income the amount of any additional payments at the time such payments accrue or are received, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a U.S. holder, unless the holder discloses in the proper manner to the Internal Revenue Service (“IRS”) that it is taking a different position. If the IRS successfully challenged our position, then the notes could be treated as contingent payment debt instruments, in which case U.S. holders could be required to accrue interest income at a rate higher than the coupon on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. U.S. holders are urged to consult their own tax advisors regarding the application of the contingent payment debt instrument rules to the notes and the consequences thereof.

Payments of interest

Interest on a note generally will be includable in the income of a U.S. holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. holder’s normal method of accounting for U.S. federal income tax purposes. Interest income on the notes generally will constitute foreign-source income and will be categorized as “passive category income” for purposes of computing the foreign tax credit allowable to U.S. holders. The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. holder’s particular circumstances, and U.S. holders are urged to consult their tax advisors with regard to the availability of foreign tax credits.

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized by such U.S. holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be taxed as described under “Payments of interest” above) and such U.S. holder’s adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. A U.S. holder’s adjusted tax basis in a note will generally be the amount the U.S. holder paid to acquire the note. Any such gain or loss will be U.S.-source capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the notes for more than one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Merger and consolidation

If we engage in the activities described under “Description of Debt Securities — Limitation on Mergers and Consolidations” in the accompanying prospectus, a U.S. holder could be treated for U.S. federal income tax purposes as having constructively exchanged its notes for new notes in a taxable transaction, resulting in the recognition of gain or loss. In addition, if as a result of such activities the obligor on the notes is an entity organized under the laws of the United States or any state thereof (including the District of Columbia), then the consequences to U.S. holders of the ownership and disposition of the notes could differ from those described above. U.S. holders are urged to consult their tax advisors with regard to whether our engaging in such activities results in a constructive exchange and, if so, the U.S. federal income tax consequences of such constructive exchange and of holding the new debt securities such holder is deemed to receive.

Backup withholding and information reporting

Payments of interest made within the United States or through certain U.S.-related financial intermediaries will be subject to information reporting and may be subject to backup withholding unless the U.S. holder (i) is a corporation or exempt recipient and, when asked, demonstrates this fact or (ii) provides a taxpayer identification number and certifies that it is exempt from backup withholding. Information reporting and backup withholding may also apply to the cash proceeds of a sale of the notes. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Information reporting requirements with respect to foreign financial assets

Certain U.S. holders who are individuals that hold “specified foreign financial assets” with values in excess of certain dollar thresholds are required to report to the IRS information relating to their investment in such assets. “Specified foreign financial assets” include any financial accounts held at a foreign financial institution, as well as interests in foreign issuers that are not held in accounts maintained by financial institutions. Under certain circumstances, an entity may be treated as an individual for purposes of these rules. U.S. holders are urged to consult their own tax advisors regarding the effect, if any, of this legislation on their investment in the notes.

Medicare tax

Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax (the “Medicare tax”) on all or a portion of their “net investment income,” which will include all or a portion of their interest payments received on the notes and capital gains from the disposition of the notes. U.S. holders that are individuals, estate or trusts are urged to consult their own tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in the notes.

Material Dutch Tax Considerations

The following summary of the material Dutch tax consequences of the acquisition, holding and disposition of a note, is based on the laws and practice in force as of the date of this prospectus supplement and is subject to any changes in law and the interpretation and application thereof, which changes could be made with retroactive effect. The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire, hold or dispose of a note, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules.

For the purpose of this summary it is assumed that no individual holding of a note has a substantial interest, or a deemed substantial interest, in LyondellBasell.

Generally speaking, an individual has a substantial interest in a company if (a) such individual, either alone or together with his partner (a term defined by statute), directly or indirectly has, or is deemed to have, or (b) certain relatives of such individual or of his partner directly or indirectly have, or are deemed to have, (i) the ownership of, a right to acquire the ownership of, or certain rights over, shares representing 5% or more of either the total issued and outstanding capital of such company or the issued and outstanding capital of any class of shares of such company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5% or more of either the annual profit or the liquidation proceeds of such company.

Generally speaking, a holder of a note has a deemed substantial interest if, without having an actual substantial interest in a company, (i) an enterprise has been contributed to such company in exchange for shares on an elective non-recognition basis, (ii) the shares have been obtained under gift law, inheritance law or matrimonial law, on a non-recognition basis, while the previous shareholder had a substantial interest in the company, (iii) the shares have been acquired pursuant to a share merger, legal merger or legal demerger on an elective non-recognition basis, while the holder of a note had, prior to this transaction, a substantial interest in an entity that was party thereto, or (iv) the shares held by the holder of a note prior to dilution qualified as a substantial interest and, by election, no gain was recognised upon disqualification of these shares.

For the purpose of this summary, the term “entity” means a corporation as well as any other person that is taxable as a corporation for Dutch corporate tax purposes.

Where this summary refers to a holder of a note, such reference is restricted to an individual or entity holding legal title to as well as an economic interest in such note.

Where the summary refers to “The Netherlands” or “Dutch” it refers only to the European part of the Kingdom of The Netherlands.

Investors should consult their professional advisers on the tax consequences of their acquiring, holding and disposing of a note.

Withholding tax

All payments made by LyondellBasell of interest and principal under the notes can be made free of withholding or deduction of any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

Taxes on income and capital gains

Resident entities

An entity holding a note which is, or is deemed to be, resident in The Netherlands for corporate income tax purposes and which is not tax exempt, will generally be subject to corporate tax in respect of income or a capital gain derived from a note at the prevailing statutory rates.

Resident individuals

An individual holding a note who is, is deemed to be, or has elected to be treated as, resident in The Netherlands for income tax purposes will be subject to income tax in respect of income or a capital gain derived from a note at rates up to 52% (2015) if:

(i)	the income or capital gain is received as employment income, deemed employment income or otherwise as compensation;

(ii)	the income or capital gain is attributable to an enterprise from which the holder derives profits (other than as a shareholder); or

(iii)	the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

If neither condition (i), (ii) nor (iii) applies, an individual holding a note will be subject to income tax on the basis of a deemed return, regardless of any actual income or capital gain derived from a note. The deemed return amounts to 4% (2015) of the value of the individual’s net assets measured at the beginning of the relevant fiscal year (including the note). Subject to application of certain allowances, the deemed return will be taxed at a rate of 30% (2015).

Non residents

A holder of a note which is not, and is not deemed to be, resident in The Netherlands for the relevant tax purposes will not be subject to taxation on income or a capital gain derived from a note unless:

(i)	the holder of a note derives profits from an enterprise, whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands to which the notes are attributable;

(ii)	the holder of a note is not an individual and is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of the holding of securities, which is effectively managed in The Netherlands and to which enterprise the notes are attributable;

(iii)	the holder of a note is an individual and is entitled to a share in the profits of an enterprise, other than by way of securities, which is effectively managed in The Netherlands and to which enterprise the notes are attributable;

(iv)	the holder of a note is an individual and the income or capital gain is attributable to employment activities, the income from which is taxable in The Netherlands; or

(v)	the holder is an individual and the income or capital gain qualifies as income from miscellaneous activities, as defined in the Income Tax Act, in The Netherlands including, without limitation, activities that exceed normal, active asset management.

Gift and inheritance taxes

Dutch gift or inheritance taxes will not be levied on the occasion of the transfer of a note by way of gift by, or on the death of, a holder of a note, unless:

(i)	the holder of a note is, or is deemed to be, resident in The Netherlands for the purpose of the relevant provisions; or

(ii)	the transfer is construed as an inheritance or gift made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident in The Netherlands for the purpose of the relevant provisions.

Value added tax

The issuance or transfer of a note, and payments of interest and principal under a note, will not be subject to value added tax in The Netherlands.

Other taxes and duties

The subscription, issue, placement, allotment, delivery or transfer of a note will not be subject to registration tax, stamp duty or any other similar tax or duty payable in The Netherlands.

Residence

A holder of a note will not be, or deemed to be, resident in The Netherlands for tax purposes and, subject to the exceptions set out above, will not otherwise be subject to Dutch taxation, by reason only of acquiring, holding or disposing of a note or the execution, performance, delivery and/or enforcement of a note.

EU council directive on taxation of savings income

In accordance with EC Council Directive 2003/48/EC on the taxation of savings income, The Netherlands will provide to the tax authorities of another EU member state (and certain non-EU countries and associated territories specified in said directive) details of payments of interest or other similar income paid by a person within The Netherlands to, or collected by such a person for, an individual resident in such other state.

Material U.K. Tax Considerations

The following comments are of a general nature, based on current U.K. tax law and published practice of Her Majesty’s Revenue & Customs (“HMRC”) as at the date of this prospectus supplement, all of which are subject to change, possibly with retrospective effect. The following is a general summary only of the U.K. withholding tax treatment of payments of interest on the notes together with some general statements about certain information reporting requirements and stamp duty and stamp duty reserve tax. The comments are not exhaustive, and do not deal with other U.K. tax aspects of acquiring, holding, disposing of or dealing in the notes. The comments below only apply to persons who are beneficial owners of the notes and do not necessarily apply where any payment on the notes is deemed for tax purposes to be the income of any other person. Any prospective purchasers of any notes who are in doubt as to their own tax position, or who may be subject to tax in a jurisdiction other than the U.K., should consult their own professional adviser.

References to “interest” under this section mean interest as understood under UK tax laws. For example, any redemption premium may be “interest” for UK tax purposes, depending on the particular terms of the relevant notes.

Withholding or deduction of U.K. tax on payments of interest by LyondellBasell

If the interest on the notes does not have a U.K. source, interest on the notes may be paid by LyondellBasell without withholding or deduction for or on account of U.K. income tax. The source of a payment is a complex matter. It is necessary to have regard to case law and HMRC practice. Case law has established that in determining the source of interest, all relevant factors must be taken into account. Payments on interest by LyondellBasell should generally be expected to be regarded by HMRC as having a UK source.

If the interest on the notes has a U.K. source (“U.K. interest”) it may be paid by LyondellBasell without withholding or deduction for or on account of U.K. tax if the notes are and continue to be “quoted Eurobonds” as defined in section 987 of the Income Tax Act 2007. The notes will constitute “quoted Eurobonds” if they carry a right to interest and are listed on a “recognised stock exchange” within the meaning of section 1005 of the Income Tax Act 2007. The Irish Stock Exchange is a recognised stock exchange for these purposes. The notes will be treated as listed on the Irish Stock Exchange if they are both officially listed in Ireland in accordance with provisions corresponding to those generally applicable in EEA states and admitted to trading on the Global Exchange Market of the Irish Stock Exchange.

If the notes are not or cease to be so listed, interest on the notes regarded as U.K. interest will generally be paid by LyondellBasell under deduction of U.K. income tax at the basic rate (currently 20%) unless (i) any other relief applies, or (ii) LyondellBasell has received a direction to the contrary from HMRC in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty. If U.K. interest were paid under deduction of U.K. income tax, holders of notes who are not resident in the U.K. may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty.

If a payment in respect of interest on the notes has a U.K. source, it may accordingly be chargeable to U.K. tax by direct assessment, even where paid without withholding or deduction. Where U.K. interest is paid without withholding or deduction, such interest will generally not be assessed to U.K. tax in the hands of holders of the notes (other than certain trustees) who are not resident in the U.K., except where the holder of notes carries on a trade, profession or vocation through a branch or agency in the U.K., or, in the case of a corporate holder, carries on a trade through a permanent establishment in the U.K., in connection with which the interest is received or to which the notes are attributable, in which case (subject to exemptions for interest received by certain categories of agent) tax may be levied on the U.K. branch or agency, or permanent establishment. Holders of notes should note that, if HMRC sought to assess U.K. tax directly against the person entitled to the relevant interest, the provisions relating to additional amounts referred to in “Description of the Notes — Additional Amounts” above would not apply. However, exemption from, or reduction of, such U.K. tax liability might be available under an applicable double tax treaty.

U.K. Provision of Information Requirements

HMRC has powers to obtain information relating to securities in certain circumstances. This may include details of the beneficial owners of the notes (or the persons for whom the notes are held), details of the persons to whom payments derived from the notes are or may be paid and information and documents in connection with transactions relating to the notes. Information may be required to be provided by, amongst others, the holders of the notes, persons by or through whom payments derived from the notes are made or who receive such payments (or who would be entitled to receive such payments if they were made), persons who effect or are a party to transactions relating to the notes on behalf of others and certain registrars or administrators. In certain circumstances, the information obtained by HMRC may be exchanged with tax authorities in other countries.

Stamp duty and stamp duty reserve tax

If no register of the notes is maintained in the U.K., no U.K. stamp duty or stamp duty reserve tax will be payable on (i) the issue of the notes or their delivery into DTC, Euroclear or Clearstream or (ii) any transfer of the notes once they are issued into DTC, Euroclear or Clearstream, where such transfer is effected in electronic book entry form in accordance with the procedures of DTC, Euroclear or Clearstream as applicable (such that there is no written instrument in respect of the transfer).

European Union Savings Directive

Under EC Council Directive 2003/48/EC (referred to in the following paragraph as the “Directive”) on the taxation of savings income, EU member states are required to provide to the tax authorities of other EU member states details of certain payments of interest or similar income paid or secured by a person established in its jurisdiction to or for the benefit of an individual resident in another EU member state or to certain limited types of entities established in that other EU member state.

On 24th March 2014, the Council of the European Union adopted a Council Directive amending and broadening the scope of the requirements described above. Member states are required to apply these new requirements from 1st January 2017. The changes will expand the range of payments covered by the Directive, in particular to include additional types of income payable on securities. The amending Directive will also expand the circumstances in which payments must be reported or paid subject to withholding. This approach may apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts) where certain conditions are satisfied, and may in some cases apply where the person, entity or arrangement is established or effectively managed outside of the European Union.

For a transitional period, Austria is required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld. The changes referred to above will broaden the types of payments subject to withholding in those EU member states which still operate a withholding system when they are implemented. The end of the transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries.

A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, that payment would be paid net of any such tax.

The Proposed European Union Financial Transactions Tax (“FTT”)

On 14th February 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”).

The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the Notes (including secondary market transactions) in certain circumstances.

Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the Notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

Joint statements issued by participating Member States indicate an intention to implement the FTT by 1 January 2016.

However, the FTT proposal remains subject to negotiation between the participating Member States and the scope of any such tax is uncertain. Additional EU Member States may decide to participate. Prospective holders of Notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

We have entered into an underwriting agreement with Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named below. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite that underwriter’s name:

Underwriter	Principal Amount of the Notes
Credit Suisse Securities (USA) LLC	$
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Total	$

The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to purchase all the notes in the offering if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The representatives have advised us that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of     % of the principal amount of the 20     notes and     % of the principal amount of the 20     notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering.

	Per Note		Total
% Senior Notes due 20		%	$
% Senior Notes due 20

We estimate that the total expenses payable by us for this offering, excluding the underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters, their directors, officers and employees, their selling agents and their controlling persons against certain liabilities under the Securities Act, the Exchange Act or other federal or state statutory law or regulation or contribute to payments that the underwriters, their directors, officers and employees, their selling agents and their controlling persons may be required to make in that respect.

The notes are new issues of securities, and there is currently no established trading market for the notes. The underwriters have advised us that they intend to make a market in the notes but they are not obligated to do so and may discontinue any market making in the notes at any time at their sole discretion. We intend to apply for the notes to be listed on the Global Exchange Market of the Irish Stock Exchange. However, we are not obligated to list the notes on the Global Exchange Market of the Irish Stock Exchange or any other trading market. Furthermore, if listed, we may discontinue such listing at any time in our discretion without notice to the holders. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriters may impose a penalty bid. The underwriting syndicate may reclaim selling concessions allowed for distributing the notes in this offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or our instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) other than offers (the “Permitted Public Offers”) which are contemplated in this prospectus supplement and the accompanying prospectus will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorised, nor authorise, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer.

In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c)	in any other circumstance falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters has:

(a)	only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In connection with this offering, the underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to this offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the FSMA 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas/London, The United Kingdom and De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Neither Vinson & Elkins LLP nor Davis Polk & Wardwell LLP is passing on any matters of Dutch law and each is relying on the opinion of De Brauw Blackstone Westbroek as to all matters of Dutch law, and De Brauw Blackstone Westbroek is not passing on any matters other than those governed by Dutch law.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

LyondellBasell Industries N.V.

ORDINARY SHARES

DEBT SECURITIES

WARRANTS

GUARANTEES

UNITS

LYB International Finance B.V.

DEBT SECURITIES

GUARANTEES

UNITS

We or selling securityholders may from time to time offer to sell the securities listed above in one or more classes or series in amounts, at prices and on terms that will be determined at the time of the offering.

Each time we or a selling securityholder sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

LyondellBasell Industries N.V.’s ordinary shares are listed on the New York Stock Exchange under the symbol “LYB.”

You should consider carefully the risk factors included in our periodic reports filed with the SEC and the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2013.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any prospectus supplement, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but our business, financial condition or results of operations may have changed since that date.

Notice to New Hampshire Residents

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED (“RSA 421-B”), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•

the cost of raw materials represents a substantial portion of our operating expenses, and energy costs generally follow price trends of crude oil and/or natural gas; price volatility can significantly affect our results of operations and we may be unable to pass raw material and energy cost increases on to our customers;

•

our U.S. operations have benefited from low-cost natural gas and natural gas liquids (“NGLs”); decreased availability of these materials (for example, from their export or regulations impacting hydraulic fracturing in the U.S.) could reduce the current benefits we receive;

•

industry production capacities and operating rates may lead to periods of oversupply and low profitability; for example, there has been substantial capacity expansion announced in the U.S. olefins industry;

•

we may face operating interruptions at any of our facilities, which would negatively impact our operating results; for example, because the Houston refinery is our only refining operation, we would not have the ability to increase production elsewhere to mitigate the impact of any outage at that facility;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring significant capital expenditures;

•	we face significant competition due to the commodity nature of many of our products and may not be able to protect our market position or otherwise pass on cost increases to our customers;

•

changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate could increase our costs, restrict our operations and reduce our operating results;

•	our ability to implement business strategies may be negatively affected or restricted by, among other things, governmental regulations or policies;

•

uncertainties associated with worldwide economies could create reductions in demand and pricing, as well as increased counterparty risks, which could reduce liquidity or cause financial losses resulting from counterparty default;

•	the negative outcome of any legal, tax and environmental proceedings may increase our costs;

•

we may be required to reduce production or idle certain facilities because of the cyclical and volatile nature of the supply-demand balance in the chemical and refining industries, which would negatively affect our operating results;

•	we rely on continuing technological innovation, and an inability to protect our technology, or others’ technological developments could negatively impact our competitive position;

•

we have substantial international operations, and continued economic uncertainties, fluctuations in exchange rates, valuations of currencies and our possible inability to access cash from operations in certain jurisdictions on a tax-efficient basis, if at all, could negatively affect our liquidity and our results of operations;

•

we are subject to the risks of doing business at a global level, including wars, terrorist activities, political and economic instability and disruptions and changes in governmental policies, which could cause increased expenses, decreased demand or prices for our products and/or disruptions in operations, all of which could reduce our operating results;

•	if we are unable to comply with the terms of our credit facilities, indebtedness and other financing arrangements, those obligations could be accelerated, which we may not be able to repay; and

•

we may be unable to incur additional indebtedness or obtain financing on terms that we deem acceptable, including for refinancing of our current obligations; higher interest rates and costs of financing would increase our expenses.

Any of these factors, or a combination of these factors, could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Our management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

All subsequent written and oral forward looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 regarding the securities we or selling securityholders may offer from time to time. This prospectus does not contain all of the information found in the registration statement. For further information regarding LyondellBasell Industries N.V., LYB International Finance B.V. and the securities offered by this prospectus, you should review the entire registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Such registration statement can also be downloaded from the SEC’s web site.

The SEC allows us to “incorporate by reference” the information that LyondellBasell Industries N.V. has filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus. We incorporate by reference in this prospectus the following documents that LyondellBasell Industries N.V. has previously filed with the SEC and in connection with any offering of securities hereby, any subsequent filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) prior to the completion of such offering:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 12, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the SEC on April 26, 2013;

•

Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 10, 2013 (to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012);

•	Current Reports on Form 8-K, as filed with the SEC on February 19, 2013, March 22, 2013, April 5, 2013, April 29, 2013, April 30, 2013, May 28, 2013, May 29, 2013, June 7, 2013 and June 17, 2013; and

•

The description of LyondellBasell Industries N.V.’s ordinary shares contained in our Registration Statement on Form 10 filed with the SEC pursuant to Section 12 of the Exchange Act, on April 28, 2010, as amended.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number and may view the documents by accessing our website at www.lyondellbasell.com:

LyondellBasell Industries N.V.

c/o Lyondell Chemical Company

1221 McKinney Street, Suite 300

Houston, Texas 77010

Attn: Secretary to the Supervisory Board

(713) 309-7200

Other than the documents expressly incorporated herein by reference, the information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We or the selling securityholders may sell any combination of the securities described in this prospectus from time to time up to an indeterminate dollar amount.

The types of securities that we or selling securityholders may offer and sell from time to time pursuant to this prospectus are:

•	ordinary shares of LyondellBasell Industries N.V.;

•	debt securities of LyondellBasell Industries N.V., which may or may not be fully and unconditionally guaranteed by LYB International Finance B.V.;

•	debt securities of LYB International Finance B.V. fully and unconditionally guaranteed by LyondellBasell Industries N.V.;

•	warrants of LyondellBasell Industries N.V.; and

•	units consisting of any of the securities listed above.

Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we or selling securityholders propose to sell;

•	the identity of the selling securityholders, if any;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we or selling securityholders will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus (i) by means of a post-effective amendment to the registration statement of which this prospectus is a part; (ii) through filings we make with the SEC that are incorporated by reference into this prospectus; or (iii) by any other method as may then be permitted under applicable law, rules or regulations.

As used herein, the term “LyondellBasell” refers to LyondellBasell Industries N.V. and, where the context requires, its direct and indirect subsidiaries. “LYB International Finance” refers to LYB International Finance B.V. References to “we,” “us,” “our,” and “the Company” refer to LyondellBasell Industries N.V. and its consolidated subsidiaries, taken as a whole, unless the context clearly indicates otherwise.

LYONDELLBASELL INDUSTRIES N.V.

LyondellBasell Industries N.V. is a public company with limited liability (naamloze vennootschap) incorporated under Dutch law by deed of incorporation dated October 15, 2009.

We believe we are one of the world’s top five independent chemical companies based on revenues. We participate globally across the petrochemical value chain and are an industry leader in many of our product lines. Our chemicals businesses consist primarily of large processing plants that convert large volumes of liquid and gaseous hydrocarbon feedstock into plastic resins and other chemicals. Our chemical products tend to be basic building blocks for other chemicals and plastics, while our plastic products are typically used in large volume applications. Our customers use our plastics and chemicals to manufacture a wide range of products that people use in their everyday lives including food packaging, home furnishings, automotive components, paints and coatings. Our refining business consists of our Houston refinery which processes crude oil into fuels such as gasoline, diesel and jet fuel.

The executive offices of Lyondell Basell Industries N.V. are located at 1 Berkeley Street, Mayfair, London, The United Kingdom W1J8DJ. The telephone number for that office is 020 7016 9527 and our internet address is www.lyondellbasell.com. Other than the documents expressly incorporated herein by reference, the information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

LyondellBasell Industries N.V. was formed to serve as the parent holding company for certain subsidiaries of LyondellBasell Industries AF S.C.A. (“LyondellBasell AF”) after completion of proceedings under chapter 11 of title 11 of the United States Bankruptcy Code. LyondellBasell AF and 93 of its subsidiaries were debtors in jointly administered bankruptcy cases in the United States Bankruptcy Court in the Southern District of New York (the “Bankruptcy Cases”). Other subsidiaries of LyondellBasell AF were not involved in the Bankruptcy Cases. On April 23, 2010, the Bankruptcy Court approved our Third Amended and Restated Plan of Reorganization and we emerged from bankruptcy on April 30, 2010 (the date of our emergence from bankruptcy being the “Emergence Date”).

Prior to the Emergence Date, LyondellBasell Industries N.V. had not conducted any business operations. Accordingly, unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Emergence Date, as incorporated by reference in this prospectus, reflect the actual historical consolidated results of operations and financial condition of LyondellBasell AF for the periods presented and do not give effect to the Plan of Reorganization or any of the transactions contemplated thereby or the adoption of “fresh-start” accounting. Thus, such financial information may not be representative of our performance or financial condition after the Emergence Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained or incorporated by reference in this prospectus relates to LyondellBasell Industries N.V. and its subsidiaries following the Emergence Date.

LYB INTERNATIONAL FINANCE B.V.

LYB International Finance was incorporated as a private company with limited liability under the laws of the Netherlands on May 14, 2013 and is a wholly owned subsidiary of LyondellBasell. LYB International Finance is a financing vehicle for LyondellBasell and its consolidated subsidiaries. LYB International Finance has no independent operations, other than issuing debt on behalf of LyondellBasell and its consolidated subsidiaries, hedging such debt when appropriate and on-lending funds raised from such issuances to LyondellBasell and its consolidated subsidiaries. LYB International Finance will lend substantially all proceeds of its borrowings to LyondellBasell and its consolidated subsidiaries. LyondellBasell will fully and unconditionally guarantee the guaranteed debt securities issued by LYB International Finance as to payment of principal, premium (if any), interest and any other amounts due on such debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

Successor				Predecessor
Three Months Ended March 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	May 1 through December 31, 2010	January 1 through April 30, 2010	Year Ended December 31, 2009		Year Ended December 31, 2008
13.51x	6.53x	4.07x	3.78x	10.15x	(a	)	(a	)

(a)	For the years 2009 and 2008, earnings were insufficient to cover fixed charges by $3,889 million and $7,926 million, respectively.

We computed our consolidated ratios of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges consists of earnings from continuing operations before income taxes, undistributed earnings from affiliated companies’ non-controlling interests, cumulative effect of accounting changes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of securities by us for general corporate purposes, which may include the repayment or refinancing of indebtedness, capital expenditures, dividends, acquisitions, repurchases or redemptions of our securities and working capital requirements. LYB International Finance will lend substantially all of the net proceeds it receives to LyondellBasell and its consolidated subsidiaries. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of material terms of LyondellBasell’s ordinary shares, with a par value of four eurocents (€0.04) each, LyondellBasell’s Articles of Association (which we refer to in this section as our Articles of Association) and Dutch law. The full text of our current Articles of Association has been filed with the SEC and is available, in Dutch and English, at our registered office in Rotterdam during regular business hours and is also available, in English, on our website: www.lyondellbasell.com.

Ordinary Shares

LyondellBasell’s authorized share capital is fifty-one million euro (€51,000,000), consisting of one billion two hundred seventy-five million (1,275,000,000) ordinary shares, each with a par value of four eurocents (€0.04). As of June 13, 2013, there were 575,849,877 shares outstanding excluding 2,577,187 shares held in treasury.

Voting and Approval Rights

Generally, each shareholder is entitled to one vote for each ordinary share held on every matter submitted to a vote of shareholders, including election of members of the Management Board and Supervisory Board. The Supervisory Board is divided into three classes of approximately equal size. The three classes have terms of three years each. There are no cumulative voting rights. Accordingly, the holders of a majority of voting rights will have the power to elect all members of the Management Board and the Supervisory Board who are standing for election.

Unless otherwise required by our Articles of Association or Dutch law, matters submitted for a vote at a general meeting of shareholders require the approval of a majority of the votes cast at the general meeting. Pursuant to Dutch law and our Articles of Association, both the Supervisory Board and holders of our ordinary shares have the right to approve decisions of the Management Board relating to (i) the transfer of all or substantially all our enterprise by way of a share or asset sale, consolidation or merger or otherwise, (ii) the entering into or termination of a long-lasting commercial relationship that is of essential importance to our business and (iii) the acquisition or disposition of shares or assets with a value of at least one-third of our consolidated asset value.

There are no laws currently in effect in The Netherlands or provisions in our Articles of Association limiting the rights of non-resident investors to hold or vote ordinary shares.

Dividends and Distributions

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine to allocate amounts to our reserves up to the amount of our annual profits. Out of our share premium reserve and other reserves available for shareholder distributions under Dutch law, the general meeting of shareholders may declare distributions after a proposal of the Management Board following approval from the Supervisory Board. We cannot pay dividends if the payment would reduce our shareholders’ equity below the aggregate par value of our outstanding ordinary shares, plus reserves (if any) required to be maintained by law. The Management Board, following approval from the Supervisory Board, may, subject to certain statutory provisions, distribute one or more interim dividends or other interim distributions before the accounts for any year have been approved and adopted at a general meeting of shareholders, in anticipation of the final dividend or final distribution. Rights to dividends and distributions that have not been collected within five years after the date on which they first became due and payable revert to us.

The payment of dividends or distributions is subject to the requirements of Dutch law and the discretion of our shareholders (in the case of annual dividends), our Management Board and Supervisory Board. The declaration of any cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions. There can be no assurance that any dividends or distributions will be declared or paid in the future. Any future cash dividends or distributions will be paid in U.S. dollars.

Shareholder Meetings

Each shareholder and certain other parties designated under Dutch law will be permitted, either personally or through an attorney-in-fact authorized in writing, to attend the general meeting of shareholders, to address said meetings and to exercise voting rights, subject to certain provisions of Dutch law and our Articles of Association.

Our general meetings of shareholders will be held in The Netherlands at least annually, within six months after the close of each financial year. Extraordinary general meetings of shareholders may be held as often as the Management Board and/or the Supervisory Board deems necessary, or as otherwise provided for pursuant to Dutch law. One or more shareholders representing in the aggregate at least 10% of the issued share capital can request the Supervisory Board to convene a general meeting of shareholders. In addition, affiliates of each of Access Industries and Apollo Management, two of our shareholders, can require the Supervisory Board to convene a general meeting of shareholders for so long as each holds, together with its affiliates, at least 5% of the issued share capital. In each such case, the Supervisory Board is required to publish a convening notice for such a general meeting of shareholders within four weeks of receipt from such shareholders of (i) a specified agenda for such general meeting of shareholders and, (ii) in the sole discretion of the Supervisory Board, compelling evidence of the number of shares held by such shareholder or shareholders. If such meeting is not held within six weeks of our receipt of such request, the shareholders requesting a meeting may petition a court in The Netherlands for an order directing the holding of such meeting; the court may order the holding of such a meeting if the persons requesting the meeting can demonstrate that they have a sufficient interest in holding a meeting with the agenda requested by them.

One or more shareholders representing solely or jointly at least 1% of the issued share capital or, as long as our shares are admitted to trading on the NYSE, shareholders whose shares represent a value of €50,000,000 or more, can request the Supervisory Board to place a matter on the agenda, provided that the Supervisory Board has received such request at least 60 days prior to the date of the general meeting of shareholders concerned.

Election and Tenure of Directors

The members of our Management Board are charged with managing our day-to-day affairs. The members of our Supervisory Board are charged with the supervision of the policy of the Management Board and of our general course of affairs.

The Supervisory Board shall determine the size of the Management Board, provided that the Management Board shall consist of at least one member. The Supervisory Board shall determine the size of the Supervisory Board; provided that the Supervisory Board shall consist of at least nine members and shall not have more than eleven members unless required in order to comply with (i) our Articles of Association, (ii) the terms of any binding nomination agreement and (iii) applicable law or regulation, including the NYSE listing standards.

The general meeting of shareholders appoints the member(s) of the Management Board upon the nomination of the Supervisory Board and, subject to the terms of any binding nomination agreements, the members of the Supervisory Board; provided that the Supervisory Board itself shall be entitled to appoint up to one-third of the members of the Supervisory Board in accordance with Dutch law, which appointments shall terminate on the date of the next following general meeting of shareholders.

We entered into a binding nomination agreement with affiliates of each of Access Industries and Apollo Management pursuant to which we agreed that (i) if it, together with its affiliates, owns 18% or more of our outstanding ordinary shares, it will have the right to nominate three members of the Supervisory Board; (ii) if it, together with its affiliates, owns at least 12% but less than 18% of our outstanding ordinary shares, it will have the right to nominate two members of the Supervisory Board; and (iii) if it, together with its affiliates, owns at least 5% but less than 12% of our outstanding ordinary shares, it will have the right to nominate one member of the Supervisory Board. The general meeting of shareholders may render such nomination non-binding by means of a resolution adopted by at least two-thirds of the valid votes cast, representing more than half of the issued capital. Currently, four of the members of our Supervisory Board were nominated in accordance with these agreements.

The general meeting of shareholders may dismiss, or suspend for a period of up to 3 months, a member of the Management Board or the Supervisory Board by a resolution adopted by at least two-thirds of the votes cast in a meeting where at least half of the issued share capital is represented. If the general meeting of shareholders has suspended a member of the Management Board or the Supervisory Board, the general meeting of shareholders shall within three months after the suspension has taken effect resolve either to dismiss such relevant member, or to terminate or continue the suspension, failing which the suspension shall lapse.

The Supervisory Board is divided into three classes each of which serve for three year terms. There is no limit to the number of times a member of the Supervisory Board can be reappointed. The term of the initial Management Board is five years beginning in 2010; thereafter, a member will be appointed for a maximum period of four years. There is no limit to the number of times a member of the Management Board can be reappointed.

Subject to our Articles of Association, the Management Board and Supervisory Board may adopt rules and regulations governing the internal proceedings of each such constituency, including rules relating to voting on nominations of directors, board composition and governance.

Issuance of Ordinary Shares/Pre-emptive Rights

Our Articles of Association provide that our Supervisory Board has the authority to issue shares within the limits of up to twenty percent of our authorized share capital from time to time, until April 30, 2015. The designation of the Supervisory Board as the body competent to issue shares may, by our Articles of Association or by a resolution of the general meeting of shareholders, be extended each time for a period not exceeding five years.

Under Dutch law and our Articles of Association, every holder of ordinary shares will have a preemptive right in the proportion that the aggregate amount of his ordinary shares bears to the total amount of shares outstanding. The preemptive right may be restricted or excluded by a resolution of the Supervisory Board for so long as the Supervisory Board is the competent body to issue shares. A holder of ordinary shares will not have a preemptive right to shares which are being issued against contribution other than in cash; to ordinary shares which will be issued to our employees or employees of one of our group companies; and to ordinary shares which will be issued as a result of merger or demerger.

Repurchase of Ordinary Shares

The shareholders may delegate to the Management Board the authority, subject to certain restrictions contained in Dutch law and our Articles of Association, to cause us to acquire, for consideration, our own fully paid ordinary shares. Such authorization may not be granted for a period exceeding 18 months. In the authorization, the general meeting of shareholders shall determine how many shares thereof may be acquired, the manner in which they may be acquired and between what limits the price for such ordinary shares shall be.

The authorization will not be required for the acquisition of ordinary shares by us for transfer to our employees in accordance with an employee share plan.

At our 2013 general meeting of shareholders, the shareholders granted authority to the Management Board, with the approval of the Supervisory Board, to repurchase up to 10% of our issued share capital until November 22, 2014 on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging up to 110% of the market price at the time of the transaction.

Capital Reduction

Upon proposal by the Management Board, following approval from the Supervisory Board, the general meeting of shareholders may reduce our issued share capital by cancellation of ordinary shares held by us, subject to certain statutory provisions. However, if less than one half of the issued share capital is present at the meeting, the general meeting of shareholders may only adopt a resolution for capital reduction with a majority of at least two-thirds of the votes cast.

At our 2013 general meeting of shareholders, the shareholders granted authority to the Management Board to cancel up to 10% of our issued share capital if held in our treasury account.

Amendment of Our Articles of Association

Our Articles of Association may be amended, on the proposal of the Management Board which has been approved by the Supervisory Board, by a majority of the votes cast at a general meeting of shareholders; provided that such proposal is stated in the notice for the general meeting and a complete copy of the proposed amendment is filed at our office so that it may be inspected prior to and during the meeting.

DESCRIPTION OF DEBT SECURITIES

The debt securities of LyondellBasell and LYB International Finance covered by this prospectus will be the general unsecured obligations of LyondellBasell and LYB International Finance, respectively. The debt securities of LYB International Finance will be fully and unconditionally guaranteed by LyondellBasell. The debt securities of LyondellBasell may be fully and unconditionally guaranteed by LYB International Finance. LyondellBasell will issue senior debt securities under an indenture to be entered into between LyondellBasell Industries N.V., as issuer, and Wells Fargo Bank, N.A., as trustee. LYB International Finance will issue senior debt securities fully and unconditionally guaranteed by LyondellBasell on a senior unsecured basis under an indenture to be entered into among LYB International Finance, as issuer, LyondellBasell as guarantor, and Wells Fargo Bank, N.A., as trustee. The indentures of LyondellBasell and LYB International Finance will be substantially identical except with regards to the entities that will issue and guarantee, if any, the debt securities governed by such indenture.

We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the form of indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “LyondellBasell” mean LyondellBasell only and all references to “LYB International Finance” mean LYB International Finance only.

General. The indentures do not limit the amount of debt securities that LyondellBasell or LYB International Finance may issue under the indentures, and does not limit the amount of other unsecured debt or securities that LyondellBasell or LYB International Finance may issue. LyondellBasell and LYB International Finance may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

Terms. The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the price at which LyondellBasell or LYB International Finance will issue the debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	in the case of debt securities issued by LyondellBasell, whether the payment of principal and interest on the debt securities is guaranteed and, if so, the terms of the guarantee;

•

whether LyondellBasell or LYB International Finance will initially issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances LyondellBasell or LYB International Finance will pay any additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require LyondellBasell or LYB International Finance to redeem, purchase or repay the debt securities;

•	the denominations in which LyondellBasell or LYB International Finance will issue the debt securities if other than $2,000 and integral multiples of $1,000;

•	if payments on the debt securities will be payable in foreign currency or currency units or another form and if payments will be payable by reference to any index or formula;

•	any provisions for additional tax amounts or redemption for changes in taxes;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus and whether such changes or additions are subject to covenant defeasance;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of LyondellBasell, LYB International Finance or any other entity; and

•	any other terms of the debt securities which terms shall not adversely affect any prior series of debt securities.

LyondellBasell and LYB International Finance may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If these debt securities are sold, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If any of the debt securities are sold for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Limitation on Mergers and Consolidations. The indentures generally permit a consolidation or merger involving LyondellBasell or LYB International Finance. They also permit LyondellBasell or LYB International Finance to sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of their assets. Each of LyondellBasell and LYB International Finance has agreed, however, that it will not consolidate with or merge into any entity (other than, with respect to LYB International Finance, LyondellBasell), or sell, lease, convey, assign, transfer or otherwise dispose of, in any transaction or series of transactions, all or substantially all of its property and assets to any person (other than, with respect to LYB International Finance, LyondellBasell), unless

•

either (i) it is the continuing entity or (ii) the resulting entity is organized under the laws of the United States, any state in the United States, the District of Columbia, Canada, any province of Canada or any state which was a member of the European Union on December 31, 2003 (other than Greece) and, in each case expressly assumes by a supplemental indenture the performance of its covenants and obligations under the applicable indenture and, in the case of LyondellBasell or LYB International Finance as the issuer, the due and punctual payment on the debt securities or, in the case of LyondellBasell with respect to the debt securities of LYB International Finance or LYB International Finance with respect to the debt securities of LyondellBasell, the performance of the related guarantee; and

•	immediately after giving effect to such transaction or series of transactions, no default or event of default occurred and is continuing or would result therefrom.

LyondellBasell is also permitted to sell, assign, transfer, lease, convey or otherwise dispose, in one or more related transactions, of assets constituting the capital stock or all or part of the assets of any subsidiary, division or line of business or group of such subsidiaries, divisions or lines of business (“disposed group”) if such disposed group (i) generated Consolidated EBITDA that was less than 40% of the Consolidated EBITDA of LyondellBasell in (a) the most recently completed four quarters or fiscal year for which financial statements are required to be delivered pursuant to the indenture and (b) each of the last three completed fiscal years of LyondellBasell for which financial statements are required to be delivered pursuant to the indenture and (ii) has total assets with a value that is less than 40% of the total value of the consolidated assets of LyondellBasell and its subsidiaries, as determined in accordance with GAAP as of the last date of the latest period for which financial statements are required to be delivered pursuant to the indenture; provided that such disposition otherwise complies with the indenture.

“Consolidated EBITDA” means the consolidated operating income plus consolidated depreciation, amortization and other non-cash charges and losses and minus consolidated non-cash credits, gains and income, in each case of LyondellBasell and its subsidiaries for such period; it being understood that such amounts may be determined on a combined basis for a disposed group.

Upon any transaction of the type described in and effected in accordance with this covenant, the resulting entity will succeed to and be substituted for LyondellBasell or LYB International Finance, as applicable, and may exercise all of LyondellBasell’s or LYB International Finance’s rights and powers under the indentures and the debt securities with the same effect as if the resulting entity had been named as LyondellBasell or LYB International Finance, as applicable, in the indentures. In the case of any asset transfer or disposition other than a lease, when the resulting entity assumes all of LyondellBasell’s or LYB International Finance’s obligations and covenants under the applicable indenture and the debt securities, LyondellBasell or LYB International Finance, as applicable, will be relieved of all such obligations.

Events of Default. Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest or any additional amounts on any debt securities of that series for 30 days when due;

•	failure to pay principal of or any premium on any debt securities of that series when due;

•	failure to make or deposit any sinking fund payment for that series for 30 days when due;

•

failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than the events of default above or an agreement or covenant that has been included in the applicable indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•

in the case of LYB International Finance debt securities, the related guarantee of LyondellBasell ceases to be in full force and effect with respect to the debt securities of such series (except as contemplated by the terms thereof) and such default continues for 10 days;

•	specified events involving bankruptcy, insolvency or reorganization of LyondellBasell and, with respect to LYB International Finance’s debt securities, LyondellBasell or LYB International Finance; and

•

any other event of default provided for that series of debt securities for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under the applicable indenture that are affected by that failure.

A default under one series of debt securities will not necessarily be a default under any other series. If a default or event of default for any series of debt securities occurs, is continuing and is known to the trustee, the trustee will notify the holders of the applicable series of debt securities within 90 days after it becomes known to the trustee. The trustee may withhold notice to the holders of the debt securities of any series of any default or event of default, except in any payment on the debt securities of such series, if the trustee in good faith determines that withholding notice is in the interests of the holders of those debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in the case of the event of default described in the fourth bullet above, 25% in principal amount of all debt securities issued under the applicable indenture that are affected by the default, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization involving us occurs, the principal of and all accrued and unpaid interest on all the debt securities issued under that indenture will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (other than an event of default related to the non-payment of principal of or premium or interest on or any additional amounts) may in some cases rescind this accelerated payment requirement and its consequences.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the then outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, the trustee will be under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any of the holders of a series of debt securities unless those holders have offered to the trustee indemnity satisfactory to it. Subject to this provision for indemnification, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under an indenture that are affected, voting as one class) generally may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.

Each indenture requires LyondellBasell and LYB International Finance, as applicable, to file each year with the trustee a written statement as to their compliance with the covenants contained in the indenture.

Modification, Waiver and Meetings. Each indenture may be amended or supplemented with the consent of the majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (voting as one class). Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities of the relevant series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt securities;

•	reduce the principal of, any premium on or any mandatory sinking fund with respect to the debt securities or change their stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt securities may or must be redeemed;

•	change any obligation to pay additional amounts on the debt securities;

•	make payments on the debt securities payable in currency other than as originally stated in the debt securities;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•

make any change in the percentage of principal amount of debt securities of the relevant series for a waiver of default or make any change in the provisions related to the rights of holders to receive payment or in these bullets regarding modification without the consent of holders;

•	waive a continuing default or event of default regarding any non-payment of principal of or premium or interest on or any additional amounts with respect to the debt securities; or

•	if applicable, make any change that materially and adversely affects the right to convert any debt security pursuant to its terms.

Each indenture may be supplemented or amended or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to provide for the assumption of LyondellBasell’s or LYB International Finance’s obligations, as applicable, under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under that indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to provide any security for, or to add any guarantees of or obligors on, any series of debt securities or the related guarantees;

•	to conform to this description of debt securities or the description of the notes included in the prospectus supplement with respect to the debt securities of a particular series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of an indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under an indenture;

•	to add events of default with respect to any series of debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under an indenture in any material respect;

•	to amend or supplement an indenture to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the applicable provisions of such indenture; and

•	to establish the form or terms of any debt securities and to accept the appointment of a successor trustee, each as permitted under the applicable indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any

•	default or event of default in any payment on any debt securities; or

•	compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

We, the trustee or the holders of at least 33 1/3% in principal amount of the outstanding debt securities of the applicable series, may at any time call a meeting of the holders of debt securities of a particular series for the following purposes:

•

to give any notice to us or the trustee, or to give any directions to the trustee, or waive any default or event of default and its consequences or to take any other action authorized to be taken by the holders pursuant to the applicable indenture;

•	to remove the trustee and nominate a successor trustee;

•	to consent to the execution of an indenture or of indentures supplemental to an indenture; or

•

to take any other action authorized to be taken by or on behalf of the holders of any specified aggregate principal amount of the debt securities of any one or more or all series, as the case may be, under any other provision of the applicable indenture or under applicable law.

Any resolution passed or decision taken at any meeting of holders of debt securities of a particular series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called for the holders of debt securities of a particular series to adopt a resolution will be the presence of persons holding or representing such debt securities of that series in an aggregate principal amount sufficient to take action upon the business for the transaction of which the meeting was called.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under the applicable indenture. If we deposit with the trustee under the indenture any combination of funds or government securities sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at the option of LyondellBasell or LYB International Finance, as applicable, either of the following will occur:

•

LyondellBasell and, with respect to the LYB International Finance indenture, LyondellBasell and LYB International Finance will be discharged from its or their obligations with respect to the debt securities of that series (“legal defeasance”); or

•

LyondellBasell and, with respect to the LYB International Finance indenture, LyondellBasell and LYB International Finance will no longer have any obligation to comply with the restrictive covenants applicable to that series of debt securities, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of LyondellBasell or LYB International Finance to pay principal, premium, interest and any additional amounts on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the beneficial owners of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge. In addition, an indenture will cease to be of further effect with respect to the debt securities of a series issued under that indenture, subject to exceptions relating to compensation and indemnity of the trustee and repayment to us of excess money or government securities, when:

•	either

•	all outstanding debt securities of that series have been delivered to the trustee for cancellation; or

•	all outstanding debt securities of that series not delivered to the trustee for cancellation either:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•	any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due has been deposited with the trustee; and

•	all other sums payable by LyondellBasell or LYB International Finance with respect to the debt securities of that series have been paid.

Governing Law. New York law will govern the indentures, the debt securities and the guarantees.

Trustee. Wells Fargo Bank, N.A. is the trustee under each indenture. Wells Fargo Bank, N.A. serves as trustee or custodian relating to a number of series of debt obligations of LyondellBasell. Certain of Wells Fargo Bank, N.A.’s affiliates perform certain commercial banking services for us for which they receive customary fees.

Each indenture contains limitations on the right of the trustee, if it or any of its affiliates becomes our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will affect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents LyondellBasell or LYB International Finance, as applicable, initially designates, LyondellBasell or LYB International Finance, as applicable, may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. LyondellBasell or LYB International Finance, as applicable, may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, LyondellBasell or LYB International Finance, as applicable, will not be required to register the transfer or exchange of:

•

any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents. Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At LyondellBasell’s or LYB International Finance’s option, as applicable, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. LyondellBasell or LYB International Finance, as applicable, may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day, and no interest shall accrue for the intervening period. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is, when used with respect to any place of payment or any other particular location referred to in the indenture or in the debt securities of any series, any day except a Saturday, Sunday or any other day on which commercial banks in such place of payment or other location are authorized or obligated by law or executive order to close.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to LyondellBasell or LYB International Finance, as applicable, upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to LyondellBasell or LYB International Finance, holders entitled to the money must look to LyondellBasell or LYB International Finance, as the case may be, for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Ranking. The debt securities will constitute senior debt of LyondellBasell or LYB International Finance, as applicable, and will rank equally with all of the other series of debt securities issued under the applicable indenture and will rank senior to all series of subordinated securities issued by them and outstanding from time to time.

Restrictive Covenants. Each of the indentures contains restrictions on the activities of LyondellBasell and its subsidiaries for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply to a series of debt securities (unless waived or amended) as long as any of those debt securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description of the restrictive covenants the capitalized terms that we have defined below under “Glossary.”

Limitation on Liens

Each indenture provides that LyondellBasell will not, nor will it permit any subsidiary to, create, incur, issue, assume or guarantee any Debt secured by a Lien of or upon any Principal Property or Capital Stock of any subsidiary that directly owns any Principal Property, whether such Principal Property or Capital Stock is owned as of the date of issuance of the applicable debt securities or thereafter acquired, without in any such case making or causing to be made effective provision (and LyondellBasell covenants that in any such case it shall make or cause to be made effective provision) whereby the debt securities (together with, if LyondellBasell shall so determine, any other Debt created, incurred, issued, assumed or guaranteed by LyondellBasell or any subsidiary then existing or thereafter created) shall be secured by such Lien equally and ratably with (or, at the option of LyondellBasell, prior to) such Debt, so long as such Debt shall be so secured. The foregoing restrictions will not, however, apply to Debt secured by Permitted Liens.

In addition, LyondellBasell or any subsidiary may, without equally and ratably securing the debt securities, issue, assume or guarantee Debt that would otherwise be subject to the foregoing restrictions, if at the time of such issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restriction (other than any Debt secured by Liens permitted as described under clauses (1) through (7) of the definition of Permitted Liens) plus the aggregate amount of all Attributable Debt of LyondellBasell and any of its subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of such transactions which are permitted pursuant to clauses (1) and (2) of the first sentence of the first paragraph under “ — Limitation on Sale / Lease-Back Transactions”, below does not exceed 15% of Consolidated Net Tangible Assets of LyondellBasell.

Limitation on Sale / Lease-Back Transactions

LyondellBasell will not, and will not permit any of its subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless,

(1) LyondellBasell or such subsidiary would (at the time of entering into such arrangement) be entitled pursuant to clause (1) or (6) of the definition of Permitted Liens, without equally and ratably securing the debt securities, to create, issue, assume or guarantee Debt secured by a Lien on such Principal Property; or

(2) LyondellBasell or such subsidiary shall apply, within 180 days of the effective date of any such arrangement, an amount not less than the greater of (x) the net proceeds of the sale of such Principal Property or (y) the fair market value (as determined by the Board of Directors of LyondellBasell) of such Principal Property to either the prepayment or retirement (other than any mandatory prepayment or retirement) of Debt incurred or assumed by LyondellBasell or any subsidiary (other than indebtedness owned by LyondellBasell or any subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt, or to the acquisition, construction or improvement of a manufacturing plant or manufacturing facility; or

(3) the Attributable Debt of LyondellBasell and its subsidiary in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the date hereof (other than any such Sale and Lease-Back Transaction as would be permitted as described in clauses (1) and (2) of this covenant, plus the aggregate principal amount of Debt secured by Liens then outstanding (not including any such Debt secured by Liens described in clauses (1) through (7) of the definition of Permitted Liens) which do not equally and ratably secure the debt securities (or secure debt securities on a basis that is prior to other Debt secured thereby) would not exceed 15% of Consolidated Net Tangible Assets of LyondellBasell.

Glossary

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Lease-Back Transaction, as determined in good faith by LyondellBasell) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Consolidated Net Tangible Assets” means the Total Assets LyondellBasell and its subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of LyondellBasell and its subsidiaries), in each case calculated in accordance with GAAP, provided, that in the event that LyondellBasell or any of its subsidiaries assumes or acquires any assets in connection with the acquisition by LyondellBasell and its subsidiaries of another person subsequent to the commencement of the period for which the Consolidated Net Tangible Assets is being calculated but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

“Debt” means any indebtedness for borrowed money.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. At any time after the Issue Date with respect to a series of debt securities, LyondellBasell may irrevocably elect to apply International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board in lieu of GAAP and, upon any such election, references in the indentures to GAAP shall thereafter be construed to mean IFRS as in effect from time to time. LyondellBasell shall give notice of any such election to the trustee.

“Issue Date” means, with respect to debt securities of any series, the first date on which the debt securities of such series are originally issued under the applicable indenture.

“Lien” means any mortgage, security interest, pledge or lien.

“Permitted Liens” means:

(1) Liens of or upon any property acquired, leased, constructed or improved by, or of or upon any shares of Capital Stock or Debt acquired by, LyondellBasell or any subsidiary (i) to secure the payment of all or any part of the purchase price of such property, shares of Capital Stock or Debt upon the acquisition thereof by LyondellBasell or any subsidiary, or (ii) to secure any Debt issued, assumed or guaranteed by LyondellBasell or any subsidiary prior to, at the time of, or within one year after (A) in the case of property, the later of the acquisition, lease, completion of construction (including any improvements on existing property) or commencement of commercial operation of such property or (B) in the case of shares of Capital Stock or Debt, the acquisition of such shares of Capital Stock or Debt, which Debt is issued, assumed or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of such property, shares of Capital Stock or Debt and, in the case of property, the cost of construction thereof or improvements thereon;

(2) Liens of or upon any property, shares of Capital Stock or Debt existing at the time of acquisition thereof by LyondellBasell or any subsidiary;

(3) Liens of or upon any property of a corporation existing at the time such corporation is merged with or into or consolidated with LyondellBasell or any subsidiary or existing at the time of a sale or transfer of the properties of a corporation as an entirety or substantially as an entirety to LyondellBasell or any subsidiary;

(4) Liens of or upon (A) any property of, or shares of Capital Stock or Debt of, a person existing at the time such person becomes a subsidiary or (B) any shares of Capital Stock or Debt of a joint venture;

(5) Liens to secure Debt of any subsidiary to LyondellBasell or to another subsidiary;

(6) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of the property, shares of Capital Stock or Debt subject to such Liens, or the cost of constructing or improving the property subject to such Liens (including, without limitation, Liens incurred in connection with pollution control, industrial revenue or similar financings); and

(7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien existing on the Issue Date or any Lien referred to in the foregoing clauses (1) through (6), inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property (plus improvements and construction on such property), shares of Capital Stock or Debt which was subject to the Lien so extended, renewed or replaced.

“Principal Property” means any single refinery, any single manufacturing plant or any single parcel of real estate, in each case owned by LyondellBasell or any of its subsidiaries, the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such refinery, manufacturing plant or parcel of real estate that, in the opinion of the Board of Directors of LyondellBasell, is not of material importance to the business conducted by LyondellBasell and its subsidiaries as a whole.

“Sale and Lease-Back Transaction” means the leasing by LyondellBasell or any subsidiary of any Principal Property, whether owned on Issue Date or acquired after such date (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between LyondellBasell and any subsidiary or between subsidiaries), which Principal Property has been or is to be sold or transferred by LyondellBasell or such subsidiary to any party with the intention of taking back a lease of such Principal Property.

“Total Assets” means the total consolidated assets of LyondellBasell and its subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date as shown on the most recent quarterly balance sheet of LyondellBasell, determined on a consolidated basis according to GAAP.

DESCRIPTION OF GUARANTEES

Guarantee of LYB International Finance Debt Securities

LyondellBasell will fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of, any premium and interest on, and any additional amounts which may be payable by LYB International Finance in respect of the debt securities issued by LYB International Finance when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantees provide that in the event of a default in the payment of principal of, any premium and interest on, and any additional amounts which may be payable by LYB International Finance in respect of such debt securities, the holder of the debt securities may institute legal proceedings directly against LyondellBasell to enforce the guarantees without first proceeding against LYB International Finance. The guarantees will rank equally with all of LyondellBasell’s other unsecured and unsubordinated debt from time to time outstanding.

Guarantee of LyondellBasell Debt Securities

LYB International Finance may fully and unconditionally guarantee LyondellBasell’s payment obligations under any series of debt securities issued by LyondellBasell. If a series of debt securities is so guaranteed, LYB International Finance will execute a separate guarantee agreement or a supplemental indenture as evidence of its guarantee. We will provide the specific terms of any such guarantee in the applicable prospectus supplement.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We or any selling securityholder may sell the securities:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise,

•	through a combination of any such methods of sale,

•	through any other methods described in a prospectus supplement

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the NYSE or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Agents, underwriters, dealers and selling securityholders may be entitled under agreements that may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of ordinary shares registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our ordinary shares by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our ordinary shares to engage in market-making activities with respect to our ordinary shares. These restrictions may affect the marketability of our ordinary shares and the ability of any person or entity to engage in market-making activities with respect to our ordinary shares.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

The validity of the ordinary shares, warrants and units in respect of which this prospectus is being delivered will be passed on for us by our Dutch counsel, De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands, as to certain matters of Dutch law. The validity of the debt securities and guarantees in respect of which this prospectus is being delivered will be passed on for us by our U.S. counsel, Baker Botts L.L.P., Houston, Texas, as to certain matters of New York law.

EXPERTS

The consolidated financial statements of (i) the predecessor of LyondellBasell Industries N.V. and (ii) LyondellBasell Industries N.V. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to LyondellBasell Industries N.V.’s Current Report on Form 8-K filed with the SEC on June 17, 2013 have been so incorporated in reliance on the reports (each of which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy and adoption of fresh-start accounting as described in Notes 1 and 23 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.